UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Pitney Bowes Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of the 2010 Annual Meeting and Proxy Statement

Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2010 annual meeting of stockholders at 9:00 a.m. on Monday, May 10, 2010 at our World Headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please vote your shares through one of the three convenient methods described in this proxy statement. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2009, to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 26, 2010, we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to vote online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or, if specifically requested, through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2009 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or vote via telephone or the Internet, as soon as possible. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com.

We look forward to seeing you at the meeting.

Murray D. Martin Chairman, President and Chief Executive Officer

Stamford, Connecticut March 26, 2010

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on Monday, May 10, 2010, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 10, 2010:

Pitney Bowes’ 2010 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2009, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of four directors.

2.	Ratification of the Audit Committee’s appointment of the independent accountants for 2010.

3.	Amendment of the Restated Certificate of Incorporation (“Certificate”) and Amended and Restated By-laws (“By-laws”) to Provide for the Annual Election of Directors.

4.	Consideration of a Stockholder Proposal.

5.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

March 18, 2010 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 26, 2010.

Amy C. Corn Corporate Secretary

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares in one of the ways described in this proxy statement, your shares will not be voted in the election of directors.

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 10, 2010, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please vote your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 18, 2010 (the record date) can vote at the meeting. As of the record date 207,511,467 shares of Pitney Bowes common stock and 31,818 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

If you are a registered stockholder (which means you hold shares in your name), you may choose one of three methods to vote: (i) you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com; (ii) you may grant your proxy by telephone (1-800-690-6903); or (iii) if you received your annual meeting material by mail, you may grant your proxy by completing and mailing the proxy card. Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I change my vote?

If you are a registered stockholder, you may change your vote at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first proxy; you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to change your vote.

What constitutes a quorum?

A majority of the shares entitled to vote constitutes a quorum. If you grant your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum. If a quorum is present, director candidates receiving a majority of votes cast will be elected. Proposals 2 and 4 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted in favor of the proposal. Proposal 3 will be approved if a quorum is present and 80% of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class, are voted in favor of the proposal.

How are votes counted?

This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail below. Therefore, if your shares are held through a broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares in one of the ways described above, your shares will not be voted in the election of directors.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposals 2 and 3 if it does not receive instructions from you.

If your broker does not have discretionary voting authority or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain in the election of directors, the abstention will have no effect.

Proposal 2:

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2009, the abstention will have no effect.

Proposal 3:

If you choose to abstain in the amendment of the Certificate of Incorporation and By-laws, it will have the same effect as a vote against the proposal.

Proposal 4:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain from voting on the stockholder proposal, the abstention will have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or the company’s employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in the company’s 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

In addition to furnishing proxy materials over the Internet, the company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one proxy statement, annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless the company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a stockholder’s request, and such stockholder will receive separate materials in the future. Any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above. Additional copies of our annual report to stockholders, including the report on Form 10-K or proxy statement will be sent to stockholders free of charge upon written request to Investor Relations, Pitney Bowes Inc., 1 Elmcroft Road, MSC 63-02, Stamford, CT 06926-0700. If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one Pitney Bowes annual report, please contact that entity to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2009 annual report may be viewed online at www.proxyvote.com. If you are a stockholder of record and receive the annual meeting material by mail, you can elect to receive future annual reports and proxy statements electronically or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2011 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2011 annual meeting, which is scheduled to be held on Monday, May 9, 2011, it must be received by the corporate secretary by November 26, 2010. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 9, 2011. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the company’s Corporate Governance web-site at www.pb.com under the caption “Our Company-Leadership & Governance.”

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com under the caption “Our Company” for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and chief financial officer, is also available on the company’s Leadership & Governance website. We intend to disclose future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Board of Directors

Leadership Structure

The company’s chief executive officer also serves as the chairman of the board of directors. The board has a Lead Director who is an independent member of the board of directors. The board of directors has established well-defined responsibilities, qualifications and selection criteria, and term and term limits with respect to the position of Lead Director. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.” A description of the Lead Director responsibilities and characteristics appears below. Additional information, may be found in the Governance Principles of the Board of Directors.

The Lead Director should be a member of the Governance Committee. In cases where the board appoints a Lead Director who is not a member of the Governance Committee, the Lead Director will be appointed as an additional member of the Governance Committee to serve during his or her term(s) as Lead Director.

In May 2008, the board of directors appointed James H. Keyes, one of the independent directors, to serve as the board’s Lead Director for an initial term of two years.

In determining the appropriate leadership structure, the board considered a number of factors, including the effectiveness of the role of independent Lead Director, the candor and dynamics of discussion among the directors and between directors and management, the facility with which directors influence the content of board meeting agendas, and the significance attributed by the company’s external constituents in the worldwide postal markets to the title of chairman. The board believes that the leadership structure it has chosen for Pitney Bowes is appropriate in light of the constructive and candid nature of the discussion at board and committee meetings, as well as the directors’ freedom to participate in the agenda-setting process, the directors’ access to members of senior management outside the presence of the chief executive officer, and the robust role of the Lead Director.

Responsibilities and Characteristics of the Lead Director

The Lead Director chairs meetings of the board of directors in executive session; acts as chairman of the board in situations where the chairman and chief executive officer is unable to serve in that capacity; briefs the chief executive officer, as needed, following discussions by the board in executive session; reviews and provides comment, as appropriate, concerning proposed agendas for meetings of the board of directors; communicates informally with the other directors between meetings of the board to foster free and open dialog among directors; reviews and responds, as appropriate, in accordance with guidelines established by the board of directors to com-

munications from stockholders and other interested parties; partners with the Chair of the Governance Committee to provide performance and other feedback to the chief executive officer following the annual joint meeting of the Governance and Executive Compensation Committees; and partners with the Chair of the Executive Compensation Committee to provide compensation information to the chief executive officer following meetings of the board of directors where compensation action is taken with respect to the chief executive officer.

The Lead Director must exhibit the following characteristics and skills: diplomacy, sound judgment, the ability to work collaboratively, to communicate effectively, with clarity and candor, and to recognize and act in accordance with an appropriate balance between (i) active mentor to the chief executive officer and communications aide to the board, and (ii) maintaining an oversight (rather than management) perspective as a member of the board of directors.

Role of the Board in Risk Oversight

The board is responsible for oversight of the company’s risk assessment and risk management process. Each of the company’s identified enterprise wide risks is assigned, upon the recommendation of the Governance Committee and approval by the board of directors, to either a specific committee of the board, or to the full board. Each committee, with the exception of the Executive Committee, is responsible for oversight of one or more of the company’s risks. The assignments are made based upon, in each case, the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter, or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, and the Technology Committee oversees risks relating to information technology. In addition, the Audit Committee is responsible for overseeing and reviewing on an ongoing basis the overall process by which management identifies and manages the company’s risks.

Management is responsible for risk management, including identification and mitigation planning. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee. Each enterprise risk and related mitigation plans is reviewed by either the board of directors or the designated board committee on an annual basis. In addition, each year the Audit Committee reviews the enterprise risk management program, and the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.

Management monitors the company’s risks and determines, from time to time, whether new risks should be added either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new, emerging risks. The board of directors and the appropriate board committees oversee management’s process for identifying, assessing and mitigating risks and potential risks.

The process for the board’s oversight of mitigation of the company’s enterprise risks was developed in 2006 by the Governance Committee and presented to the board of directors for review and adoption. The process by which the board oversees risk mitigation is not affected by the board’s leadership structure.

Director Independence

The board of directors has conducted its annual review of the independence of each director under the New York Stock Exchange listing standards and the standards of independence, which are set forth in the Governance Principles of the Board of Directors which are available on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Based upon its review, the board has concluded in its business judgment that the following directors are independent: Rodney C. Adkins, Linda G. Alvarado, Anne M. Busquet, Anne Sutherland Fuchs, Ernie Green, James H. Keyes, John S. McFarlane, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman.

In making this determination, the board considered that in the ordinary course of business, transactions may occur between Pitney Bowes and its subsidiaries and companies or other entities at which some of our directors are executive officers. Under the company’s independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

The director is an employee or executive officer of another company that does business with Pitney Bowes and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1 million or two percent of the annual consolidated gross revenues of the company by which the director is employed.

During 2009, Messrs. Adkins, Roth, and Snow were employed at corporations with which Pitney Bowes engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and determined these transactions were made in the ordinary course of business and were below the threshold set forth in our director independence standards referenced above.

Communications with the Board

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors, or the board. Such parties may communicate with the Lead Director via e-mail at lead.director@pb.com, with the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Lead Director, the Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Lead Director;

(ii)

If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Lead Director. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)

Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2009 annual meeting.

Board Committees and Meeting Attendance

During 2009, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2009, and the independent directors met in executive session, without any member of management in attendance, seven times.

Members of the board serve on one or more of the seven committees described below. Mr. Martin serves as the chair of the Executive Committee which did not meet in 2009. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. All board committee charters are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance” and are available in print to stockholders who request them. The members of each of the board committees are set forth in the following chart. As the need arises, the board may utilize ad hoc committees of the board to consider specific issues.

Name	Audit	Corporate Responsibility	Executive	Executive Compensation	Finance	Governance	Technology

Rodney C. Adkins					X		X

Linda G. Alvarado		X*			X

Anne M. Busquet	X	X

Anne Sutherland Fuchs		X		X

Ernie Green		X				X

James H. Keyes	X		X	X*		X

Murray D. Martin			X*

John S. McFarlane					X		X*

Eduardo R. Menascé				X			X

Michael I. Roth	X		X		X*	X

David L. Shedlarz	X*				X	X

David B. Snow, Jr.				X			X

Robert E. Weissman	X		X	X		X*

* Committee Chair

The Audit Committee, which met six times in 2009, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees the company’s ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with the company’s independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.” The committee meets in executive session with the independent accountants and internal auditor at each committee meeting. The committee’s charter, which was last amended in February 2010, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The board of directors has determined that the following members of the Audit Committee, James H. Keyes, Michael I. Roth, David L. Shedlarz and Robert E. Weissman, are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission and are independent as independence for audit committee members is defined in the New York Stock Exchange standards.

The Corporate Responsibility Committee, which met three times in 2009, monitors the company’s corporate social responsibility, workforce relations, brand reputation, procurement, product stewardship, environmental health and safety, and operational continuity. In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.”

The Executive Committee, which did not meet in 2009, can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter.

The Executive Compensation Committee, which met seven times in 2009, is responsible for the company’s executive compensation policies and programs. The committee chair frequently consults with, and the committee periodically meets in executive session with, Frederic W. Cook & Co., Inc. (“FWC”), its independent consultant. The committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the chairman and the chief executive officer, and approves the same for all of the executive officers of the company. The committee also recommends the “Compensation Discussion and Analysis”

for inclusion in the company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission, and reviews and approves allocations of shares in the company’s employee stock plans in connection with the granting of stock options and other stock awards. In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.” The committee’s charter, which was last amended in September 2009, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The Finance Committee, which met five times in 2009, reviews the company’s financial condition and evaluates significant financial policies and activities, oversees the company’s major retirement programs, advises management and recommends financial action to the board. The committee’s duties include monitoring the company’s current and projected financial condition, reviewing and approving major investment decisions, and overseeing the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to confirm that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.”

The Governance Committee, which met four times in 2009, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, reviews and recommends to the board the amount and form of compensation to non-employee members of the board, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy. In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.”

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2011 annual meeting of stockholders must be received by January 3, 2011, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications identified by the committee for directors and nominees may be found on page 16 under the heading “Director Qualifications.”

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board.

Alternatively, as referenced on page 7 of this proxy statement, stockholders intending to appear at a stockholders’ meeting in order to nominate a candidate for election by the stockholders at the meeting (in cases where the board of directors does not intend to nominate the candidate or where the Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

The Technology Committee, which met two times in 2009, monitors the company’s information technology strategy, significant product development activities (including software initiatives), and new technology investments.

In addition, it oversees management of one or more specific risks as described on page 8 under the heading “Role of the Board in Risk Oversight.”

Directors’ Compensation

Role of Governance Committee in Determining Director Compensation. In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board. The Governance Committee reviews the director compensation policy periodically and consults from time to time with an independent compensation consultant, selected and retained by the committee, as to the competitiveness of the program. In 2006, the Governance Committee reviewed peer group and market data provided by Steven Hall & Partners in considering and determining non-employee director compensation effective January 1, 2007. The Governance Committee believes that the compensation for Pitney Bowes non-employee directors is appropriate and consistent with the philosophy, or objectives, of the director compensation program as further described in the Governance Principles of the Board. The following is a summary of the director compensation program.

Directors’ Fees. During 2009, each director who was not an employee of the company received an annual fee of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. It is also our practice that when a non-employee director’s spouse or guest is invited by the company to attend a company-hosted event, the incremental costs of such spousal or guest travel are treated as income to the director and are “grossed up” by the company such that the director is made whole for the added income taxes payable by him or her as a result of such spousal or guest travel.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. The directors’ stock ownership guidelines are available on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Directors’ Stock Plan. Under the Directors’ Stock Plan, in 2009 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested upon grant. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors’ Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors’ Retirement Plan, as described below. Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 15 showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the stock option by directors who have terminated service on the board, provided that service on the board is terminated: (i) after ten years of service on the board; (ii) due to director’s death or disability; or (iii) due to the director having attained mandatory directors’ retirement age. The stock options may be exercised for three months following termination for any other reason. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships. All outstanding stock options are fully vested.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997.

Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50% of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional ten percent of such retainer for each year of service over five, to a maximum of 100% of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997, was $30,000. The annual retirement benefit is paid for life. Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board. She had completed five years of service as a director as of the date the plan was frozen, and will therefore receive an annual benefit of $15,000.

DIRECTOR COMPENSATION FOR 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Mr. Adkins	84,500	48,664	0	0	133,164
Ms. Alvarado	92,000	48,664	8,038	0	148,702
Ms. Busquet	89,000	48,664	0	5,000	142,664
Ms. Fuchs	90,500	48,664	0	5,000	144,164
Mr. Green	86,000	48,664	0	0	134,664
Mr. Keyes	118,500	48,664	0	0	167,164
Mr. McFarlane	87,500	48,664	0	0	136,164
Mr. Menascé	87,500	48,664	0	0	136,164
Mr. Roth	104,000	48,664	0	5,000	157,664
Mr. Shedlarz	108,500	48,664	0	0	157,164
Mr. Snow	89,000	48,664	0	0	137,664
Mr. Weissman	104,000	48,664	0	0	152,664

(1)

Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

(2)

On May 11, 2009, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $22.35 and $21.89, respectively, as reported on the New York Stock Exchange on May 11, 2009, the date of grant. The closing price on May 11, 2009 on the New York Stock Exchange was $22.12. The grant date fair market value of the restricted stock awards was computed in accordance with the share-based payment accounting guidance under ASC 718. The aggregate number of shares of restricted stock held by each director as of December 31, 2009 is as follows: Mr. Adkins – 5,943 shares; Ms. Alvarado – 24,600 shares; Ms. Busquet – 5,522 shares; Ms. Fuchs – 8,963 shares; Mr. Green – 15,500 shares; Mr. Keyes – 19,600 shares; Mr. McFarlane – 15,875 shares; Mr. Menascé – 14,592 shares; Mr. Roth – 21,400 shares; Mr. Shedlarz – 14,592 shares; Mr. Snow – 8,000 shares; and Mr. Weissman – 14,592 shares. Stock options were not awarded to non-employee directors during 2009. Stock options formerly were available to non-employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of stock options held by each director as of December 31, 2009 is as follows: Mr. McFarlane – 9,194 and Mr. Weissman – 1,789.

(3)

Ms. Alvarado is the only non-employee director who served on the board during 2009 eligible to receive payments from the now-suspended Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board.

(4)

Ms. Busquet, Ms. Fuchs and Mr. Roth utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2009. The company matches individual contributions by current and retired non-employee directors, dollar for dollar, from a minimum of $25 to a maximum of $5,000 per board member per calendar year.

Certain Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee of the board of directors of Pitney Bowes Inc. is responsible for reviewing and approving any related-person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the Securities and Exchange Commission (“related persons”). It is the expectation and policy of the board of directors that all related-person transactions will be at arms’ length and on terms that are fair to the company.

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.

Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.

A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.

Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

Compensation Committee Interlocks and Insider Participation

During 2009, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)	Options Exercisable Within 60 Days(4)	% of Class

Common	Rodney C. Adkins	6,168	0	*
Common	Linda G. Alvarado	28,628	0	*
Common	Anne M. Busquet	7,082	0	*
Common	Anne Sutherland Fuchs	9,963	0	*
Common	Ernie Green	26,649	0	*
Common	James H. Keyes	21,702	0	*
Common	John S. McFarlane	29,871	9,194	*
Common	Eduardo R. Menascé	15,292	0	*
Common	Michael I. Roth	29,543	0	*
Common	David L. Shedlarz	17,092	0	*
Common	David B. Snow, Jr.	9,000	0	*
Common	Robert E. Weissman	21,078	1,789	*
Common	Murray D. Martin	2,014,259	1,901,346	*
Common	Michael Monahan	265,834	245,359	*
Common	Leslie Abi-Karam	225,561	213,356	*
Common	David C. Dobson	51,540	44,189	*
Common	Vicki A. O’Meara	37,161	30,318	*

Common	All executive officers and directors as a group (22)	2,816,423	2,445,550	1.18%

*	Less than 1% of Pitney Bowes Inc. common stock.

(1)

These shares represent common stock beneficially owned as of March 1, 2010 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.

(4)

The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2010 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common		Percent of Common

NWQ Investment Management Company, LLC
2049 Century Park East, 16th Floor	21,700,223	(1)	10.48%
Los Angeles, CA 90067

Dodge & Cox
555 California Street, 40th Floor	18,767,666	(2)	9.1%
San Francisco, CA 94104

BlackRock, Inc.
40 East East 52nd Street	13,733,356	(3)	6.63%
New York, NY 10022

The Vanguard Group, Inc.
100 Vanguard Blvd.	11,078,904	(4)	5.34%
Malvern, PA 19355

Capital Research Global Investors
333 South Hope Street	10,607,678	(5)	5.1%
Los Angeles, CA 90071

(1)

As of December 31, 2009, NWQ Investment Management Company, LLC, an investment advisor, had sole investment power with respect to 21,700,223 shares and sole voting power with respect to 18,241,603 shares.

(2)

As of December 31, 2009, Dodge & Cox, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 18,767,666 shares, sole voting power with respect to 17,824,066 shares and shared voting power with respect to 38,500 shares.

(3)	As of December 31, 2009, BlackRock, Inc., a parent holding company, had sole investment power and sole voting power with respect to 13,733,356 shares.

(4)

As of December 31, 2009, The Vanguard Group, Inc., an investment advisor, had sole investment power with respect to 10,783,112 shares, shared investment power with respect to 295,792 shares and sole voting power with respect to 330,792 shares.

(5)	As of December 31, 2009, Capital Research Global Investors, an investment advisor, had sole investment power with respect to 10,607,678 shares and sole voting power with respect to 6,257,127 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2009.

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of the company’s stockholders. In addition, the board believes that there are certain attributes that each director should possess, as described below. Therefore, the board and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board.

The board, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. Among the other criteria applicable to all directors, which are set forth in the Governance Principles of the Board of Directors, are integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board, as well as the absence of any conflicts with the company’s interests. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board and recommends candidates to the board for election by the stockholders at the Annual Stockholders Meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board in such areas as experience and geography, as well as race, gender, ethnicity and age.

Among other things, the board has determined that it is important that the board should include members with the following skills and experiences:

•	Financial acumen for evaluation of the company’s financial statements and capital structure.

•	Significant international experience and experience with emerging markets to help oversee the company’s global operations.

•	Technology acumen, coupled with in-depth understanding of the company’s business and markets, to provide counsel and oversight with regard to the company’s strategy.

•	Significant operating experience, providing the company with specific insight into developing, implementing and assessing the company’s operating plan and business strategy.

•	Human resources experience, including executive compensation experience to help the company attract, motivate and retain world-class talent.

•	Corporate governance experience at publicly traded companies to support the goals of greater transparency, accountability for management and the board, and protection of stockholder interests.

•	Understanding of customer communications and marketing channels to support the company’s customer focus and customer communications and marketing strategy.

The Governance Committee assesses the effectiveness of its criteria when evaluating and recommending new candidates.

Each director brings experience and skills that complement those of the other directors. The board believes that all the directors nominated for election or continuing to serve are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director is included with biographical information for each appearing below.

Nominees for Election

The board of directors is divided into three classes whose terms of office end in successive years.

Ms. Busquet, Ms. Fuchs, Messrs. Keyes, Shedlarz and Snow were elected last year to three-year terms expiring at the 2012 annual meeting.

Messrs. Adkins, Martin, Roth and Weissman were elected in 2008 to three-year terms expiring at the 2011 annual meeting.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Ms. Alvarado, Messrs. Green, McFarlane and Menascé to three-year terms expiring at the 2013 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, as of March 1, 2010, is set forth beginning on page 18. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the four director nominees.

Vote Required

In accordance with the company’s By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. This means that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of the following nominees:

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2013 ANNUAL MEETING

Linda G. Alvarado, 58, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Alvarado Construction has successfully developed and constructed numerous multi-million dollar commercial, government, transportation, office, communications, energy, retail, heavy engineering, utility, and technology projects throughout the United States and Latin America. Ms. Alvarado is also co-owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. which owns and operates YUM! Brands restaurants in multiple states. Director since 1992. (Also a director of 3M Company.) Formerly a director of Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.

As a principal of several diverse businesses, Ms. Alvarado has significant operating experience, as well as an understanding of marketing, finance and human resources issues. Her experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

Ernie Green, 71, president and chief executive officer of Ernie Green Industries, Inc., a manufacturer of automotive components, serving, among others, General Motors, Honda and Toyota. Director since 1997. (Also a director of Eaton Corporation. Formerly a director of Dayton Power & Light, Inc.)

As chief executive officer and founder of a privately held company, Mr. Green has a wide range of experience, including business operations, product development, human resources, finance, and global manufacturing and outsourcing. His experience as a member of other public company boards of directors contributes to his knowledge of public company matters, including corporate governance and public affairs.

John S. McFarlane, 61, managing partner of Highland Partners LLC, a technology consulting and management company. Founder and, until February 2009, chief executive officer, Vidder, Inc. (formerly Piano Networks Inc.), an Internet protocol software company. Interim chief executive officer and president, Exar Corporation, a developer of high-performance analog and mixed-signal silicon solutions for communications, December 2007-April 2008. Chief executive officer of Ascendent Telecommunications Inc., a communications software company, 2004-2005. Director since 2000. (Formerly a director of Creo Inc., Exar Corporation and Fair Isaac Corporation.) Nexsi Systems, Inc., a private corporation of which Mr. McFarlane previously served as president and chief executive officer, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws in 2002.

Mr. McFarlane has significant experience as a senior executive at Sun Microsystems and at Nortel Networks Corporation, and as a technologist and founder of new business ventures. His diverse experience both in public companies and in start-up operations focusing on new technologies contributes to his understanding of emerging technologies and services, as well as business operations, strategy and international markets.

Eduardo R. Menascé, 64, retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Director since 2001. (Also a director of John Wiley & Sons, Inc., KeyCorp, Hill-Rom Holdings, Inc. and Hillenbrand, Inc.)

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards and as a director of the New York chapter of the National Association of Corporate Directors contributes to his knowledge of public company matters.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2012 ANNUAL MEETING

Anne M. Busquet, 60, principal of AMB Advisors, LLC, an independent consulting firm; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004-2006. Director since 2007. (Also a director of Blyth, Inc.)

Ms. Busquet has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. Ms. Busquet possesses substantial operating experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Anne Sutherland Fuchs, 62, consultant to private equity firms. Chair of the Commission on Women’s Issues for New York City, since 2002. Director since 2005. (Also a director of Gartner, Inc.)

Ms. Fuchs has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

James H. Keyes, 69, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Director since 1998. (Also a director of Navistar International Corporation and a trustee of Fidelity Funds. Formerly a director of LSI Logic Corporation.)

Mr. Keyes has broad experience as former chief executive officer of a public company, experience as a certified public accountant, and experience as a member of other public company boards of directors. He possesses strong operating experience, financial expertise, experience in capital markets, international markets, corporate governance, and human resources and executive compensation.

David L. Shedlarz, 61, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman, 2005-2007; executive vice president and chief financial officer, 1999-2005, Pfizer Inc. Director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

Mr. Shedlarz has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

David B. Snow, Jr., 55, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Director since 2006. (Also a director of Medco Health Solutions, Inc.)

As the chief executive officer of a public company, Mr. Snow has a broad range of experience, including business operations, finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2011 ANNUAL MEETING

Rodney C. Adkins, 51, senior vice president, Systems and Technology Group, International Business Machines Corporation, a leading manufacturer of information technologies, since October, 2009. The Systems and Technology Group encompasses all aspects of IBM’s semiconductor, server, storage, system software and retail store solutions businesses. Formerly senior vice president, development & manufacturing, May 2007 – October 2009, and vice president of development, December 2003 – May 2007, IBM Systems and Technology Group. Director since 2007.

As a senior executive of a public technology company, Mr. Adkins has a broad range of experience, including emerging technologies and services, global business operations, international and emerging markets, and product development.

Murray D. Martin, 62, chairman, president and chief executive officer of Pitney Bowes Inc. since January 2009; president and chief executive officer, May 2007 – December 2008; president and chief operating officer, October 2004 – May 2007. Director since 2007. (Also a director of The Brink’s Company.)

Mr. Martin has strong experience in business operations, finance, international and emerging markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, and product development. With more than twenty years of management experience with Pitney Bowes, Mr. Martin possesses in-depth knowledge and understanding of the company’s business operations, technologies and customers.

Michael I. Roth, 64, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Formerly chairman of the board, The Interpublic Group of Companies, Inc., 2004-2005. Director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)

Mr. Roth has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. He possesses financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

Robert E. Weissman, 69, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Director since 2001. (Also a director of Cognizant Technology Solutions Corporation, Information Services Group, Inc. and State Street Corporation.)

Mr. Weissman has broad experience as the former chief executive officer of several public companies, as well as experience as a member of other public company boards of directors. He possesses financial expertise, understanding of business operations, including international operations, capital markets, emerging technologies and services, corporate governance, and executive compensation.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in February 2010. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
Anne M. Busquet
James H. Keyes
Michael I. Roth
Robert E. Weissman

Proposal 2: Ratification of Independent Accountants for 2010

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2010. Although not required by law, as a matter of good corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2009 and 2008, were (in millions):

	2009	2008

Audit	$7.5	$8.3
Audit-Related	1.4	1.1
Tax	.8	1.2
All Other	—	—

Total	$9.7	$10.6

The Audit fees for the years ended December 31, 2009 and 2008 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company, financial statements of certain selected subsidiaries and internal control over financial reporting, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related fees for the years ended December 31, 2009 and 2008 were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2009 and 2008 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refund, and tax compliance services for expatriate employees.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy is to pre-approve the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair. In 2009, all services provided by PricewaterhouseCoopers were pre-approved and no accountant services were approved through a waiver of the pre-approval requirements.

Vote Required

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 convertible preference stock of the company.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants for 2010.

Proposal 3: Amendment of the Certificate of Incorporation and By-laws to provide for the Annual Election of Directors

On February 8, 2010, the board of directors voted to approve, and to recommend to our stockholders that they approve, phasing out the classification of the board of directors and providing instead for the annual election of directors by approving amendments to the company’s Restated Certificate of Incorporation (the “Certificate”) and the Company’s Amended and Restated By-laws (the “By-laws”). The proposed amendments would implement annual elections and include such other conforming and technical changes to the Certificate and By-laws as may be necessary or appropriate. If approved by the Company’s stockholders, the Certificate and By-laws would provide for the annual election of directors beginning at the 2011 Annual Meeting of Stockholders, provided however, that prior to the 2011 Annual Meeting of Stockholders, any director elected by the stockholders of the Company to a three-year term may complete the term to which he or she has been elected.

Under Article Seventh of the Certificate, and Article II, Section 2 of the By-laws, the board of directors is divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years. If the proposed measure is approved by our stockholders, those directors previously elected for three-year terms of office by our stockholders will complete their three-year terms, and would be eligible for re-election thereafter for one-year terms at each Annual Meeting of Stockholders. New directors elected to fill newly created directorships resulting from an increase in the number of directors or any vacancies on the board of directors will serve until the next annual meeting. Beginning with the Annual Meeting of Stockholders in 2013, the declassification of the board of directors would be complete and all directors would be subject to annual election to one-year terms.

Classified boards provide effective protection against unwanted takeovers and proxy contests because they make it difficult for a substantial stockholder to gain control of the board of directors without the cooperation or approval of incumbent directors. Classified boards also foster continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company.

However, classified boards may be perceived as also reducing the accountability of directors to stockholders as they may limit the ability of stockholders to evaluate and elect each director each year. Many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

The board of directors considered the arguments in favor of and against continuation of the classified board of directors and determined that it is in the company’s best interests to propose to declassify its board of directors.

Stockholders are requested in this Proposal 3 to approve the proposed amendments to the Certificate and Bylaws. If the proposed amendments are approved by the stockholders, the Company will restate its Certificate and By-laws to reflect the amendments.

The description set forth above is a summary of the proposed changes to the Certificate and By-laws. Annex A to these proxy materials shows the proposed changes to the relevant sections of these documents.

Vote Required

The proposed amendments to the Certificate and Bylaws to phase out the classification of the board of directors and provide for the annual election of directors will be approved if 80% of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class, are voted in favor of the proposal.

The board of directors recommends that stockholders vote FOR the proposal to amend and restate the Certificate of Incorporation and By-laws to provide for the annual election of directors.

Proposal 4: Consideration of a Stockholder Proposal

The California Public Employees’ Retirement System, whose address is P.O. Box 942707, Sacramento, CA 94229-2707, the beneficial owner, as of December 9, 2009, of approximately 609,656 shares of common stock has notified the company in writing that it will introduce the resolution that appears below at the annual meeting. The resolution and related statement are followed by the directors’ statement that it recommends a vote FOR this proposal, and the explanation for its position:

SHAREOWNER PROPOSAL

“RESOLVED, that the shareowners of Pitney Bowes Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its certificate of incorporation and by-laws, including but not limited to the 80% supermajority vote requirements necessary to amend specific sections within the Company’s certificate of incorporation as well as its by-laws.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.6 million participants, and as the owner of approximately 609,656 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed and implemented, would make the Company more accountable to shareowners by removing supermajority requirements that, among other things, make it very difficult to approve certain transactions and to amend certain sections of the Company’s certificate of incorporation and by-laws.

Currently, the affirmative vote of 80% of the outstanding shares of the Company is required for these actions. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to receive 50% of a majority of outstanding shares even though approximately 90% of votes cast were in favor of the proposal. More recently, a proposal to remove supermajority provisions failed to pass at Brocade Communications Systems, Inc. even though 91% of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance. We urge your support FOR this proposal.”

Directors’ Statement Regarding the Stockholder Proposal

The board of directors has determined to recommend that stockholders vote in favor of the proposal to eliminate the supermajority provisions in the Restated Certificate of Incorporation and By-laws (“Supermajority Provisions”) after weighing the competing considerations.

If stockholders approve this proposal, the board of directors will abide by the vote of stockholders and will present for a vote of stockholders at the 2011 Annual Meeting amendments to the Restated Certificate of Incorporation and By-laws that, if approved, would eliminate the Supermajority Provisions.

In 1984, the board recommended, and the stockholders approved, adoption of the Supermajority Provisions (together with other amendments to the Restated Certificate of Incorporation), at the Annual Meeting of Stockholders. However, the board is aware that during the period since 1984, some institutional investors and commentators have become increasingly vocal in their opposition to supermajority voting requirements.

Considerations for and against the Supermajority Provisions are summarized below.

Considerations Against Supermajority Provisions

•	Violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company and its corporate governance provisions.

•	Allow the holder of a minority of the company’s shares to block amendments that could be in the best interests of stockholders.

•	May be viewed as stockholder-unfriendly and this perception may lead to negative publicity and discourage some institutional investment.

•	May be perceived as making management and the board less accountable to stockholders.

Considerations Favoring Supermajority Provisions

•

Protect against short-term, self-interested actions by one or a few large stockholders who would seek to make fundamental changes to the company without the involvement of the board, which has a fiduciary duty to act in a manner it believes to be in the best interests of the company and its stockholders.

•	Give the board valuable time to consider alternative proposals that might provide greater value for all stockholders.

•	Provisions are limited to a few rare, major corporate actions that should only be taken if there is a true mandate of the stockholders.

•

Under any circumstances — and especially during a period of depressed stock prices — it is important that the board be able to respond to opportunistic takeover bids from a position of strength, ensuring that the outcome is in the best interests of the company and all stockholders.

Vote Required

Approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast.

The board of directors recommends a vote FOR this proposal.

Report of the Executive Compensation Committee

The Committee 1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” (the “CD&A”) and 2) based on the review and discussions referred to in item 1) above, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

James H. Keyes, Chair
Anne Sutherland Fuchs
Eduardo R. Menascé
David B. Snow, Jr.
Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Pitney Bowes specifically cautions investors not to apply these statements to other contexts.

Named Executive Officers

In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our named executive officers. The named executive officers for 2009 are: Mr. Murray D. Martin, chairman, president and chief executive officer; Mr. Michael Monahan, executive vice president and chief financial officer; Ms. Leslie Abi-Karam, executive vice president and president, Mailing Solutions Management; Mr. David C. Dobson, executive vice president and president Pitney Bowes Management Services, and Enterprise Sales and Solutions; and Ms. Vicki A. O’Meara, executive vice president and chief legal and compliance officer.

Objectives

Our key compensation goals are to attract, retain and motivate high performing executives with a commitment to the long-term success of our business.

We seek to establish a compensation program based on the following five main principles:

(1)	Compensation should be tied to performance and long-term stockholder return;

(2)	Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Executives should own Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Compensation should be tied to performance and long-term stockholder return

We link compensation, including executive compensation, to the performance of the company as a whole as well as to individual performance. In particular, the short-term, or annual, incentive compensation element for each of the named executive officers is tied predominantly to enterprise performance during the current fiscal year, and the long-term incentive compensation element is tied to long-term enterprise performance. We evaluate enterprise performance using a number of criteria, including;

•	income from continuing operations;

•	organic growth;

•	adjusted earnings per share;

•	adjusted earnings before interest and taxes;

•	adjusted free cash flow; and

•	development and implementation of long-term strategy.

For information on GAAP / non-GAAP adjustments, please see page 28.

In addition, we use the company’s total stockholder return relative to the total stockholder return for the Standard & Poor’s 500 (“S&P 500”) as a modifier in the calculation of long-term incentive payments.

Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions

It is our belief that employees with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. This ensures that the interests of senior executives are aligned with stockholders.

Our consideration of individual pay levels, which consist of base salary and annual and long-term incentive targets, typically include factors such as:

•	experience in the position;

•	individual performance measured against objectives;

•	demonstrated leadership;

•	potential to enhance long-term stockholder value;

•	recruiting and retention needs;

•	internal pay equity;

•	external marketplace;

•	current salary;

•	salary history; and

•	prior incentive awards.

Incentive compensation should reward both short-term and long-term performance

Pitney Bowes’ short-term executive compensation program includes salary and annual performance-based cash incentives designed to reward performance without encouraging executives to take unnecessary and excessive risk. Pitney Bowes’ long-term executive compensation program includes stock options, performance-based restricted stock units, which we refer to as performance-based RSUs, and cash incentive units, which we refer to as CIUs. These components represent the compensation opportunity for named executive officers.

The chart below illustrates the 2009 target compensation mix for the CEO and the average of the 2009 target compensation mix for the other named executive officers.

Compensation levels should be sufficiently competitive to attract and retain talent

To provide that Pitney Bowes’ current and long-term executive compensation is competitive in the marketplace, the Executive Compensation Committee of the board of directors (the “Committee”) establishes our target compensation structure based on companies with comparable revenues in the $6 to $10 billion range. We developed our data on compensation levels for our named executive officers using Towers Watson’s published executive compensation reports. Annually, the Committee reviews our actual compensation payouts against a peer group of publicly traded companies listed on page 29 with comparable revenue, market capitalization and total stockholder return.

The Committee strives to set target compensation which includes base salary, and annual and long-term target incentives, for our named executive officers at the market median, although individual levels can vary for a variety of reasons as discussed above. Actual compensation may be above or below the median based on actual performance.

Executives should own Pitney Bowes stock to align their interests with Pitney Bowes stockholders

Stock ownership and equity-related compensation arrangements are considered key elements to focus executives on increasing stockholder value. Therefore, we aim to develop and maintain stock programs that encourage each executive to act like a business owner. A substantial portion of an executive’s long-term incentive compensation is awarded in the form of stock compensation, which along with the CIUs, serves as the primary vehicle for aligning the interests of executives with long-term stockholders. Named executive officers have access to various vehicles to assist in building their ownership over time, including:

1)	the ability to elect investment of company matching contributions in the 401(k) Plan and the 401(k) Restoration Plan in company stock;

2)	the ability to elect company stock as an investment option in the company’s Deferred Incentive Savings Plan;

3)	retention of shares acquired upon exercise of stock options or vesting of restricted stock; and

4)	participation in the Dividend Reinvestment Plan (which is available to all of our stockholders).

We believe it is important that the company maintain a stock ownership policy that encourages executives to own substantial amounts of company stock. As a result, the company maintains the Executive Stock Ownership Policy that is described on page 36.

Compensation Design Decisions

Actions Taken by the Executive Compensation Committee in 2009

The Committee believes that the company’s compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to the company’s financial goals without encouraging executives to take unnecessary and excessive risks. The Committee strives to maintain a compensation program that is balanced to help us effectively motivate and retain our executives.

During 2009, the Committee and management evaluated and reviewed the executive compensation mix, in particular the long-term incentive program, in the context of the company’s performance and the economy. Following this review, the long-term incentive program, which in 2008 utilized two types of incentives for named executive officers, 50% stock options and 50% CIUs, was modified in 2009 to include performance-based RSUs. In 2009 the Committee determined the long-term incentive mix for the named executive officers would be 50% CIUs, 25% stock options and 25% performance-based RSUs. The Committee believes that the addition of these performance-based RSUs would achieve a better balance in the long-term incentive program while continuing to reflect the importance of the role of stock performance in executive compensation.

The Committee also determined that stock option awards granted on and after 2009 will vest in equal installments over three years after the date of grant. The change, from a four to three year vesting schedule, was made to more closely align the stock options with competitive practices.

The Committee reviewed a compensation risk assessment of the 2007 Stock Plan and the Key Employees’ Incentive Plan which we refer to as the KEIP. The analysis was based on a risk assessment tool suggested by Frederic W. Cook & Co., Inc. (“FWC”), the Committee’s independent consultant, which is used to assist companies in determining the level of risk in compensation plans. It was determined that the plans do not create risks that are reasonably likely to have a material adverse effect on the company.

The Committee approved a recoupment or “clawback” policy which gives the board of directors the discretion to adjust, recoup or require the forfeiture of any awards made or paid to named executive officers under the 2007 Stock Plan or the KEIP. This policy applies to payments made during the prior 36 month period in the event of any financial restatement due to a misrepresentation of the financial state of the company.

The Committee also approved a recoupment policy which gives the board of directors the discretion to adjust, recoup or require the forfeiture of any awards made or paid under the KEIP to any employee, including executive officers, whom the board of directors reasonably believes engaged in misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment. This policy previously applied only to the 2007 Stock Plan.

The Committee determined and approved, and in the case of the CEO endorsed for approval by the board of directors, that 50% of the cash performance awards that were vested and paid in August 2009 would be settled in company stock and that withholding taxes on the full value of the vested award would be withheld from the remaining portion of the award that was paid in cash. The stock acquired by the executives in connection with the settlement was applied towards the executive stock ownership requirements.

Role of the Executive Compensation Committee in Determining Executive Compensation

At the beginning of each year, the Committee reviews the financial and strategic objectives for the company for that calendar year based on the metrics that have been recommended by the senior management and approved by the board of directors. In addition, senior management recommends to the Committee base salary and the target levels of annual and long-term incentive compensation for the named executive officers other than the CEO. The Committee then reviews and determines whether to approve or modify the financial and strategic objectives, base salary and the target levels of annual and long-term incentive compensation as submitted.

The Committee recommends for approval by the independent board of directors the CEO’s base salary and incentive target levels. In making its decisions, the Committee consults with FWC, its outside independent consultant. Representatives from FWC attended all the Committee meetings in 2009. In addition, the company’s human resources department and the Committee have discussed with FWC the design of programs that affect executive officer compensation. The Committee has the sole authority to hire and terminate its independent consultant.

At the end of each year, the Committee reviews the financial and strategic accomplishments for the company for that calendar year and the recommended actual payout levels for incentive compensation. The Committee then determines the annual and long-term incentive compensation for the named executive officers and recommends for approval by the independent board of directors the CEO’s compensation. The Committee also reviews tally sheets provided by the company to evaluate the individual components and the total mix of compensation.

Role of Management in Determining Executive Compensation

In the beginning of the year our CEO, on behalf of senior management, recommends to the Committee financial and strategic objectives for the incentive plans based on the company’s financial and strategic objectives set by the board of directors. In addition, the CEO and the executive vice president and chief human resources officer recommend target levels of annual and long-term incentive compensation for the named executive officers other than the CEO.

At the end of each year, each named executive officer completes a written self assessment of his or her performance against his or her objectives. The CEO recommends individual ratings for each named executive officer other than himself and these ratings are considered by the Committee in determining annual merit salary increases. The Committee recommends to the independent directors of the board an individual rating for the CEO. In making recommendations for annual merit salary increases, the CEO or the Committee, as applicable, uses market data, to the extent available, and the Committee or the independent directors, as applicable, reviews the recommendations and determines the actual merit increases, if any, that will be awarded.

The CEO evaluates the performance of his direct reports and recommends incentive compensation actions to the Committee. The executive vice president and chief human resources officer is also consulted in developing recommendations regarding executive compensation. The actual payout levels for annual incentive compensation are based upon the company’s performance against the pre-established objectives and strategic qualitative criteria such as total shareholder return and customer value. For long-term incentive compensation, the recommendation to the Committee for payout levels is based on pre-established objectives and a total shareholder return calculation.

Accounting Items and Reconciliation of GAAP to Non-GAAP Measures

For 2009, the Committee determined that to avoid unduly rewarding or penalizing executives for conditions over which they had little or no control, adjusted earnings per share and adjusted free cash flow results may exclude the impact of special items (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations. Organic growth excludes certain items such as acquisitions and the impact of foreign currency translation.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, and adjusted earnings before interest and taxes (EBIT).

•	Adjusted earnings per share exclude special items including unbudgeted stock repurchase programs and the impact of any accounting changes.

•

Adjusted free cash flow is adjusted net income plus depreciation and amortization, stock option expense and deferred taxes; changes in working capital excluding increases in finance receivables, net of reserve account deposits; less capital expenditures, net of disposals.

•	Adjusted EBIT is earnings before interest and taxes and is calculated by taking the adjusted net income result and adding back minority interest; interest expense net of interest income and taxes.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Reconciliation of GAAP measures to non-GAAP measures may be found at the company’s website www.pb.com/investorrelations.

Treatment of Special Items

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion, the Committee recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in company strategy or new accounting pronouncements. The Committee has adopted a philosophy for evaluating previously established metrics in light of special items. Specifically, the Committee may consider whether or not to include the impact of the special item on incentive plan targets based on typical competitive practices and the specific circumstances for each special item. In 2009, special items included charges taken for restructuring activities. For the 2007-2009 CIU cycle, special items also included restructuring and asset impairment charges and tax adjustments.

Tally Sheets

Management provides the Committee and FWC, its independent consultant, with tally sheets which demonstrate the total mix of compensation for executive officers. The tally sheets show the dollar amount of the elements of each executive officer’s compensation, including:

•	total cash compensation (base salary and annual incentive);

•	long-term incentive grants (stock options, performance-based RSUs, restricted stock and CIUs awarded at grant);

•	financial counseling;

•	long-term incentive payouts;

•	balances in the company’s qualified and nonqualified pension, defined contribution and other deferred compensation plans;

•	equity and long-term cash plan balances; and

•	amounts that would be payable under various termination scenarios, including involuntary termination, and termination following a change of control, or due to death or disability.

The purpose of these tally sheets is to bring together all of the elements of compensation so that the Committee may analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation. In addition tally sheets are reviewed to determine whether any single component of compensation is out of the ordinary or out of the appropriate range of total compensation as a whole.

Benchmarking

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee annually reviews the competitiveness of each executive’s compensation with a view towards determining the optimal mix of compensation. The Committee establishes our target compensation structure based on companies with revenues in the $6 to $10 billion range using Towers Watson’s published executive compensation reports.

This market data includes reference points for the Committee’s evaluation of compensation decisions, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. At any point in time, compensation targets and individual pay levels may be above or below the median for a variety of reasons. For example, target levels may be affected by:

•	the value of the total rewards package;

•	program design and strategic considerations;

•	affordability;

•	changing competitive conditions;

•	program transition considerations;

•	the definition and scope of the executive’s role;

•	an executive’s individual contributions to the company; or

•	succession or retention.

When determining compensation for 2009, the Committee noted that the compensation for Mr. Martin was in line with the median of the market data for chief executive officers of similar size companies.

While Pitney Bowes does not have a competitor that is in a majority of our businesses, the Committee annually reviews our relative performance and actual compensation payouts against the relative performance and compensation payouts of the peer group described below. This peer group, which in 2008 was modified by FWC at the direction of the Committee, consists of companies that have revenue, market capitalization and number of employees similar to those of the company. The peer group was designed to enable the Committee to analyze the competitive market for the talent and skill required to lead a business of complexity and size similar to that of Pitney Bowes. Based on this review, the Committee determined that the Pitney Bowes’ compensation data was in line with the data reviewed.

The peer group of companies that was determined by FWC and the Committee consist of the companies listed below. There were no changes made to the peer group in 2009.

Affiliated Computer Services, Inc.
Agilent Technologies, Inc.
Alliance Data Systems Corporation
Automatic Data Processing, Inc.
Cognizant Technology Solutions
Computer Sciences Corporation
DST Systems, Inc.
Fiserv, Inc.
Harris Corporation
Ingersoll-Rand Company Limited
ITT Corporation
Lexmark International, Inc.
NCR Corporation
Rockwell Automation, Inc.
R.R. Donnelley & Sons Company
Seagate Technology LLC
Xerox Corporation

In addition, to supplement the information regarding peer companies, the Committee has engaged FWC to provide, under the oversight of the Committee, an analysis on compensation trends relative to the peer group along with their views on specific compensation programs designed by company management.

Components of Compensation

Base Salary

We pay base salary to compensate named executive officers for performing the daily duties of their defined jobs in amounts that are competitive in the markets in which we operate. In general, the company aligns base salary for executives with reference to the competitive market median data for base salary using Towers Watson’s published executive compensation reports.

Base salaries for the named executive officers are all within plus or minus 10% of the median of competitive data.

Among the factors considered in determining the actual base salary for executives are:

•	the potential impact the individual may make on the company now and in the future;

•	internal pay equity;

•	level of experience and skill;

•	individual performance compared with annually established financial, strategic, unit or individual objectives; and

•	competitive market salary rates for similar positions.

Salaries are reviewed annually on a common review date. The Committee determined that there would be no merit increases for executives, including the named executive officers, in 2009 and 2010 due to the current global economic environment and our company performance.

Annual Incentives

Our target annual incentive compensation is competitive in the markets in which we operate. We pay annual performance-based incentive compensation, or short-term incentives, to reward named executive officers for achieving certain goals over the course of the year.

The factors considered in determining the annual incentive target award levels for each member of this group are:

•	potential impact the individual may make on the company now and in the future;

•	level of experience;

•	internal pay equity; and

•	competitive market data for similar positions.

Named executive officers are eligible for annual incentives for achieving challenging financial and strategic objectives that are established at the beginning of each year. The Committee determined that the annual incentive target would be 160% of base salary for our CEO. This increase to 160% from 150% of base salary in 2008 reflects his additional duties and responsibilities in connection with becoming chairman of the company, effective January 1, 2009. The annual incentive targets for the other named executive officers range from 60-80% of base salary. This range is unchanged from 2008. For each named executive officer, the Committee targets annual incentive payouts at levels which strive to ensure that total compensation is at the median of competitive market data for each position, however individual levels can vary for a variety of reasons as discussed above.

The combined base salary and target annual incentive for the named executive officers in 2009 was, on average, equal to the median of competitive market data.

Annual incentive payments for 2009 were subject to the company first achieving a threshold income from continuing operations objective of $408,263,000 excluding all one-time items. Actual 2009 income from continuing operations was $473,399,000. The maximum annual incentive a named executive officer could receive under the KEIP, is $4,000,000 and the Committee applies “negative discretion” to reduce annual awards such that individual payouts are in line with financial and strategic enterprise, business unit and individual performance.

2009 Annual Incentive Payout

In applying negative discretion in determining the awards for 2009 performance, the Committee measured the company’s financial and strategic performance against objectives that were set by the Committee in the first quarter of 2009. The payouts for named executive officers are predominantly tied to these objectives, with some discretion for individual performance.

The 2009 financial objectives, which were each weighted at 17.5% at target, were as follows:

Financial Objectives	Target

Organic Growth	0%
Adjusted Earnings Per Share	$2.67
Adjusted EBIT	$1.093 billion
Adjusted Free Cash Flow	$745 million

The 2009 strategic performance objective was weighted at 30% at target and consisted of creating new business opportunities, sustaining profit growth in mail-related businesses, expanding beyond the core business, and creating efficiency and scale through innovation and transformation.

In applying negative discretion the Committee also considers factors such as customer loyalty, talent and leadership development, and other significant accomplishments.

In February 2010, the Committee determined 2009 performance. The company exceeded its performance target for adjusted free cash flow and the strategic performance objective. The Committee compared actual performance to the predetermined targets to determine the resulting performance factor. The resulting performance factor of each metric may be between 0-150% of the applicable target. Given the challenging environment in 2009, organic growth, adjusted earnings per share and adjusted earnings before interest and taxes did not meet target expectations and there was no payout for those objectives.

The performance factor for free cash flow, which was weighted at 17.5% at target, was 150% resulting in a payout factor of 26%. The Committee determined that the company exceeded target with respect to the strategic performance objective resulting in a performance factor of 35%. Based on these results, the Committee approved annual incentive awards in 2009, for the named executive officers other than Mr. Monahan, at approximately 61% of amounts they would have received had all the factors been achieved at target. The Committee determined that Mr. Monahan’s annual incentive award would include an additional amount of $50,000 in connection with his leadership role in the strategic transformation initiatives. The performance factor of 61% of target represents a decrease of 36% from the performance factor in 2008.

Long-term Incentives

We pay long-term incentives to improve the company’s overall performance by linking the named executive officers’ long-term rewards to our long-term results. We also pay long-term incentives in order to be competitive in the markets in which we operate.

The long-term incentive program, which previously utilized stock options and CIUs, was modified in 2009 to include performance-based RSUs. In the past stock options made up 100% of the equity portion of our long-term incentive program. The modification in 2009 resulted in performance-based RSUs and stock options each making up 50% of the equity portion of our long-term incentive program. The Committee decided that the change in the mix of the equity portion to include performance-based RSUs would achieve a better balance in the long-term incentive program while continuing to reflect the importance of the role of stock performance in executive compensation.

The annual long-term incentive value is based on a total target dollar value, rather than a fixed number of shares, stock options or performance-based RSUs.

The factors considered in determining the long-term incentive target dollar value for each member of this group are:

•	potential impact the individual may make on the company now and in the future;

•	level of experience;

•	internal pay equity; and

•	competitive market data for similar positions.

For each named executive officer, the Committee strives to grant long-term incentives at levels designed to ensure that total compensation is at the median of competitive market data for each position. However, target compensation can vary for a variety of reasons as discussed above. The Committee may also award shares of restricted stock in unique circumstances where needed for attracting, retaining or motivating executive talent.

The base salary, target annual incentive and target long-term incentive for the named executive officers in 2009 was, on average, 106% of the median of competitive market data. The Committee uses these performance-driven components to link executive compensation to long-term company performance and to external market performance of the company’s stock price.

Cash Incentive Units

CIUs are long-term incentive awards granted under the KEIP that are paid in cash with a unit value that is based on the achievement of pre-established financial objectives over a three-year performance period. For the named executive officers, payments are subject to the company first achieving a threshold income from continuing operations objective. Once this threshold has been achieved, the range of the CIU value may be between $0 and $1.80 based upon the achievement of the pre-established goals described below. The maximum long-term incentive pay-out a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce awards such that individual payouts are in line with financial and strategic enterprise performance. With respect to CIUs awarded before 2008, in applying negative discretion the Committee considers achievement of financial metrics over the cumulative three year cycle. With respect to CIUs awarded beginning in 2008, in applying negative discretion the Committee considers achievement of financial metrics for each individual year in the three-year cycle.

CIUs are granted annually to named executive officers. The pre-established goals used to determine the value of each unit are:

•	adjusted earnings per share; and

•	adjusted free cash flow.

Adjusted earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU values. The Committee also uses a Total Stockholder Return (“TSR”) modifier in the calculation of the CIU value. The unit value based on financial performance may be modified by up to 25%, upwards or downwards, based on Pitney Bowes’ three-year TSR performance compared to the three-year TSR performance of the S&P 500. The purpose of the TSR modifier is to balance the measurement of performance using the internal financial goals with the measurement of the relative stockholder value created by meeting these goals.

For the 2009-2011 CIU cycle, the unit value at target is $1.00. The two performance goals for the CIUs are set in the first quarter of each year during the three-year CIU cycle. If the threshold level of performance is not met for a calendar year for both of these goals, one-third of the award value will be forfeited. If the income from continuing operations threshold is not met over the three year cycle, the entire award will be forfeited.

The performance objectives for the 2009 portion of the 2009-2011 CIU cycle are as follows:

2009 LTI Performance Objectives	Target

Adjusted Earnings Per Share (EPS)	$2.67
Adjusted Free Cash Flow (AFCF)	$745 million

Targets for each additional year in the cycle will be determined in the first quarter of each year.

2009 Long-Term Incentive Payout (CIU 2007-2009 Performance Period)

For the named executive officers, CIU payments for 2009 were subject to the company first achieving a threshold three-year (2007-2009) average of income from continuing operations objective of $485,412,000 excluding all one-time items. Actual income from continuing operations for the 2007-2009 CIU cycle was $552,582,000.

The targets for the 2007-2009 CIU cycles were adjusted three-year earnings per share of $9.59 and adjusted three-year free cash flow of $2.239 billion and actual performance was adjusted three-year earnings per share of $7.78 and adjusted three-year free cash flow of $2.675 billion. The TSR modifier decreased the CIU payout level by 11.7% resulting in a final payout of $0.79 per unit, which represents a below-target level of performance. This payout level represents a decrease of 8% from the CIU payout in 2008.

Stock Options

The independent members of the board of directors are responsible for stock option grants to the CEO. The Committee is responsible for grants to all of the other executive officers of the company, including the named executive officers. An annual grant of stock options is made to named executive officers at the Committee’s or, in the case of the CEO, the board’s meeting during the first quarter of the year. This is typically after our fourth quarter earnings release has been widely disseminated. The Committee may, from time to time, grant stock options to new executive hires; these grants are typically made at the Committee’s next regularly scheduled meeting.

In special circumstances, the Committee may determine that it is appropriate to make additional grants to executives (other than the CEO) during the course of the year; these grants are made at a Committee meeting.

The company’s stock price must increase in order for stock option grantees to realize any benefit. When the stock price increases, both stockholders and stock option grantees will benefit.

On February 9, 2009, the named executive officers were awarded an annual grant of stock options to purchase common stock of the company under the 2007 Stock Plan at an exercise price of $24.75 per share, the closing price of the company’s common stock on February 9, 2009. The stock options have a ten-year exercise period and will vest and become exercisable in equal installments over three years after the date of grant.

The maximum amount of shares, including stock options, that may be awarded to any individual in any plan year under the 2007 Stock Plan is 600,000.

Restricted Stock Units

The independent members of the board of directors are responsible for the grant of performance-based RSU awards to the CEO. The Committee is responsible for grants to all of the other executive officers of the company, including the named executive officers. The 2009 grant of performance-based RSUs was made to named executive officers at the Committee’s or, in the case of the CEO, the board’s meeting during the first quarter of the year. The performance-based RSUs have a four-year vesting schedule with the restrictions lapsing in equal installments over four years after the date of grant. No dividends are issued until the restrictions on the performance-based RSUs have lapsed. In the case of the executive officers, including the named executive officers, commencement of the vesting of the performance-based RSUs is subject to the company achieving an initial financial threshold, which, for the 2009 award, was 2009 income from continuing operations equaling or exceeding $408,263,000. Since actual 2009 income from continuing operations was $473,399,000 the 2009 award will vest as described above. If the initial threshold had not been achieved, the performance-based RSUs granted in 2009 would have been forfeited.

In November 2009, the Committee approved a grant of performance-based RSUs to Mr. Dobson and Ms. O’Meara, with the cash value of $150,000 and $140,000 respectively, to recognize their assumption of newly expanded responsibilities and to create incentive and motivation to perform successfully in certain important strategic initiatives assigned to them. The vesting of the performance-based RSUs is subject to the company achieving pre-determined income from continuing operations for 2010. If this performance hurdle is achieved the performance-based RSUs will vest in full on the fourth anniversary of the date of grant.

The supplemental table below is designed to provide additional details on the payments received by our CEO in 2009.

SUPPLEMENTAL TABLE OF CEO PAY RECEIVED IN 2009

Form of Compensation	Period Covered	Target Compensation ($)	Total Received ($)	Performance Results Over Performance Period That Produced the Compensation

Salary	2009	950,000	950,000	Due to the economic climate and company performance, there were no merit increases in 2009.

Annual Incentive	2009	1,520,000	937,200

The company achieved 2009 income from continuing operations objective of $408,263,000. The company exceeded its performance targets for adjusted free cash flow and the strategic performance objective. The Committee determined that the achievement of organic growth, adjusted earnings per share and adjusted EBIT fell short of expectations and thus resulted in no payout for those objectives. The Committee compared actual performance to the predetermined targets to determine the resulting performance factor of approximately 61%. This represents a decrease of approximately 36% from the performance factor in 2008.

Performance Award Payout	2008	475,000	337,250

Based on actual 2008 adjusted earnings per share of $2.78, the performance award payout was 71% of the target award level. Awards vested 50% in August 2009 and another 50% will vest in February 2011. The Committee decided to pay 50% of the August 2009 award in the form of stock and the remaining 50% was paid in cash and all taxes were withheld from this payment. Mr. Martin received 7,799 shares based on the closing stock price of $21.62 on August 14, 2009.

Long-Term Incentive Payout	2007-2009	2,000,000	1,580,000

The long-term incentive award was earned over the three-year performance period, 2007-2009, and produced a total payout of $1,580,000. The company achieved its income from continuing operations objective for 2007-2009 of $485,412,000. Adjusted EPS was not achieved and adjusted free cash flow exceeded the target level. Total shareholder return modifier (TSR) adjusted the payment downwards. Based on the 2009 results, the total long-term incentive payout was $0.79 per unit.

Stock Option Exercises	2009	not applicable	0	There were no stock option exercises in 2009.

Restricted Stock Vesting	2009	not applicable	0	There were no restricted stock vestings in 2009.

All Other Compensation	2009	not applicable	103,272

Total 2009 Target		4,945,000

Total Payments Received in 2009*			3,907,722

Note:	This table differs substantially from the Summary Compensation Table required by the U.S. Securities and Exchange Commission and is not meant to be a substitute for that table.

*	This amount does not include the value of other benefits, such as pension plan value attributed to 2009, since they are not payments Mr. Martin received in 2009.

Tax and Accounting

The company’s compensation programs generally satisfy the requirements for full deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. At the beginning of 2009, the Committee established threshold performance-based income from continuing operations goals for the 2009 annual incentive, RSUs, restricted stock grants and long-term 2009-2011 CIU cycle.

The maximum annual and long-term cash incentives a named executive officer could receive under the KEIP are $4,000,000 and $8,000,000, respectively, and the Committee applies negative discretion to reduce annual cash and long-term cash incentive unit awards such that individual payouts are tied to the achievement of pre-determined financial and strategic enterprise, business unit and individual performance objectives. The Committee does, however, weigh the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

In determining the number of stock options in the mix of long-term incentives, the company currently values stock options based upon the Black-Scholes valuation methodology, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (“ASC 718”). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of the company’s stock;

•	the risk-free interest rate; and

•	the company’s dividend yield.

In determining the number of RSUs in the mix of long-term incentives, the company values RSUs based upon the closing price of the company’s stock on the grant date.

For additional information on the accounting treatment for stock-based awards, please refer to note 12 to the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. The company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of its stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under ASC 718.

Retirement Benefits and Deferred Compensation

For United States executives hired prior to January 1, 2005, the company sponsors both qualified and nonqualified pension and 401(k) plans. The nonqualified plans provide eligible executives with the benefits that would have otherwise been provided under the qualified benefit plans, but for the limitations set forth under the Code. On December 31, 2014 the qualified and nonqualified pension benefits will be frozen with no further accruals under those plans after that date. Effective May 1, 2009 the maximum 401(k) qualified company match was reduced from 4% to 1½% of eligible compensation and the company match for the nonqualified 401(k) plan was suspended.

Executives based in the United States, including the named executive officers also have the opportunity to voluntarily defer annual incentives and payouts of CIUs into a nonqualified deferred compensation plan. These deferred amounts are subject to claims by creditors of the company and do not receive any above-market earnings.

We use these pension and deferred compensation benefits as retention vehicles. For more detailed information, see the narrative accompanying the “Pension Benefits as of December 31, 2009” table beginning on page 44 and the narrative accompanying the “Nonqualified Deferred Compensation for 2009” table beginning on page 45.

Executive Benefits

We provide a financial counseling benefit to executives to enable them to ensure compliance with increasingly complex rules and regulations of pay and to provide assistance to executives in managing complex investment, tax, legal and estate matters. The company believes that maintaining a financial counseling program enables the executives to remain focused on business priorities as opposed to personal financial concerns. Pitney Bowes provided a maximum annual financial counseling benefit of $21,000 for the named executive officers, which effective 2010 was reduced to $7,500. See the “All Other Compensation” column of the “Summary Compensation Table” on page 37.

Employment Agreements

The company has not entered into fixed term employment agreements with its named executive officers and therefore such officers are “at will” employees of the company. Participation by the named executive officers in the company’s severance program eliminates the need for individual employment agreements while providing protection to the executives upon termination.

Executive Stock Ownership Policy

Pitney Bowes maintains an executive stock ownership policy to more closely align our key executives’ interests with the long-term interests of our stockholders.

The multiple of salary required to be held is as follows:

Title	Multiple of Salary

Chief Executive Officer	5X
Other Section 16 Officers	2X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of Pitney Bowes common stock on the last trading day of each of the prior two years.

In 2007, the Committee approved guidelines providing that executives have five years from the time they become covered by this policy to achieve the required ownership levels. If an executive covered by this policy is promoted into a position with a higher ownership requirement, the executive will have five years from the time of promotion to satisfy the new ownership requirement. The value of 60% of the performance-based RSUs, restricted stock and unexercised vested stock options and 100% of the shares owned outright or held in trust are counted toward the ownership requirement. The value is calculated using the closing price of Pitney Bowes common stock on the last trading day of the previous calendar year.

Until the required ownership levels are met, executives are required to hold 100% of their “net profit shares.” “Net profit shares” are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to performance-based RSUs and restricted stock, the shares that remain after the payment of applicable taxes. Although none of the named executive officers have achieved the required ownership levels, all are in compliance with the guidelines.

As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards. Executives cannot pledge Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps or collars, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Change of Control

In reviewing its change of control program, the company looks to market practices and the Committee seeks advice from its independent consultant, FWC. We believe that the company’s payment and benefit levels triggered by change of control transactions are consistent with current market practice for companies of our size. The company’s change of control arrangements are intended to encourage those executives most closely connected to a potential change of control to act more objectively, and therefore, in the best interests of the company’s stockholders, despite the fact that such a transaction could result in the executives’ termination. The company’s change of control protections also encourage executives to remain with the company prior to the completion of the transaction and work towards a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, accelerated vesting of equity awards and change of control severance payments are made only when an employee is terminated without cause or when an employee voluntarily terminates his or her employment for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a change of control (a “double trigger” payment mechanism). The change of control, by itself, does not cause severance payments to be made or accelerated vesting of equity awards except for those under the 2002 Stock Plan.

As part of the change of control severance benefits our named executive officers would be reimbursed for any excise taxes imposed on their severance and any other payments under Section 4999 of the Code that exceed 110% of the safe-harbor amount. The excise tax gross-up is intended to preserve the level of change of control severance protections that we have determined to be competitive in the marketplace.

Our change of control arrangements fit into our overall compensation objectives because they are aligned with the company’s goal that compensation should be tied to stockholder return and should be sufficiently competitive to attract and retain talent.

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned or paid for Messrs. Martin, Monahan and Ms. Abi-Karam during or with respect to 2009, 2008 and 2007 for services rendered to the company and its subsidiaries. With respect to Mr. Dobson and Ms. O’Meara, the “Summary Compensation Table” shows all compensation earned or paid in 2009, which is the first year that they became named executive officers. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2009” table on page 39 provides additional information regarding grants made during 2009 to the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)

Murray D. Martin
Chairman, President and	2009	950,000	0	1,187,500	1,187,500	2,854,450	1,360,339	103,272	7,643,061
Chief Executive Officer	2008	941,667	0	—	1,950,000	2,109,000	896,908	108,853	6,006,428
	2007	837,500	0	—	2,000,000	1,336,000	436,122	107,558	4,717,180

Michael Monahan
Executive Vice President	2009	540,000	0	275,000	275,000	578,000	222,692	32,261	1,922,953
and Chief Financial Officer	2008	525,000	0	—	500,000	560,800	178,919	93,728	1,858,447
	2007	424,517	0	—	200,000	325,923	50,313	44,699	1,045,452

Leslie Abi-Karam
Executive Vice President	2009	525,000	0	275,000	275,000	520,700	296,835	47,041	1,939,576
and President, Mailing	2008	508,333	0	—	500,000	575,200	229,399	106,196	1,919,128
Solutions Management	2007	409,934	0	—	200,000	315,545	67,026	44,495	1,037,000

David C. Dobson
Executive Vice President and President, Pitney Bowes Management Services, and Enterprise Sales and Solutions	2009	455,000	0	325,000	175,000	233,650	—	31,178	1,219,828

Vicki A. O’Meara
Executive Vice President and Chief Legal and Compliance Officer	2009	500,000	0	302,500	162,500	218,500	—	13,744	1,197,244

(1)

Mr. Martin’s base salary was increased in June 2007 to $900,000 in connection with his appointment to President and CEO, and was increased 6% to $950,000 in March 2008 due to his compensation relative to the market and to reflect his experience as CEO. Mr. Monahan’s and Ms. Abi-Karam’s base salaries increased in March 2008 by 20% and 24% respectively due to the change in their roles and responsibilities in the company.

(2)	Values in this column reflect the fact that no discretionary bonuses were paid to named executive officers for the reporting periods listed above.

(3)

This column includes the value of stock awarded to named executive officers during 2009 based upon its grant date fair market value, as determined in accordance with the share - based payment accounting guidance under ASC 718. Only performance-based restricted stock units were granted to the named executive officers in 2009. In addition to the annual stock award grant to all named executive officers, Mr. Dobson and Ms. O’Meara also received performance-based RSUs with the cash value of $150,000 and $140,000, respectively. Details regarding the grants of performance-based RSUs can be found in the Grants of Plan-Based Awards in 2009 table.

(4)

This column includes the value of options awarded to named executive officers during 2009, 2008 and 2007 based upon their grant date fair value, as determined in accordance with the share - based payment accounting guidance under ASC 718. The value of options reported for 2008 and 2007 have been revised from prior year proxy disclosures to reflect their grant date fair value in accordance with the revised SEC disclosure requirements relating to such awards. Details regarding 2009 option award grants can be found in the Grants of Plan-Based Awards in 2009 table and details regarding outstanding stock and option awards can be found in the Outstanding Equity Awards at 2009 Fiscal Year-End table.

(5)

The majority of compensation for the named executive officers is performance-based and is earned based on company and executive performance against pre-established strategic and financial objectives. Non-equity incentive includes annual incentive compensation, CIU payouts that vested at the end of 2009, 2008 and 2007 for multi-year performance and, the value of the cash performance award that vested in August 2009. The 2009 annual incentive and CIU payout amounts in this column are as follows: for Mr. Martin, annual incentive of $937,200 and CIU of $1,580,000; Mr. Monahan, annual incentive of $313,500 and CIU of $158,000; Ms. Abi-Karam, annual incentive of $256,200 and CIU of $158,000; Mr. Dobson, annual incentive of $180,400; and Ms. O’Meara, annual incentive of $183,000. The cash performance awards vested and paid in August 2009 are as follows: Mr. Martin, $337,250; Mr. Monahan, $106,500; Ms. Abi-Karam, $106,500; Mr. Dobson, $53,250; and Ms. O’Meara, $35,500. At the Committee’s discretion, half of the performance award for each of the named executive officers was settled in stock and the remaining half was settled in cash. The total value of the performance award, including the cash portion that was settled in stock, is in this column. The 2009 amounts in this column include amounts that were deferred at the election of a named executive officer under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Martin of $125,000; annual incentive deferral by Mr. Monahan of $45,000; and annual incentive deferral by Mr. Dobson of $100,000.

(footnotes continued on next page)

SUMMARY COMPENSATION TABLE (CONTINUED)

(6)

This column shows the change in the actuarial present value of the accumulated pension benefit during 2009, 2008 and 2007 for Messrs. Martin, Monahan, and Ms. Abi-Karam. Mr. Dobson and Ms. O’Meara do not participate in the qualified Pension Plan or the Pension Restoration Plan.

(7)

Amounts shown for 2009 include all other compensation received by the named executive officers that is not reported elsewhere. For 2009, this includes the following: for Mr. Martin, company’s actual cost for spousal travel, financial counseling, automobile lease payments by the company, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $46,067 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Monahan, financial counseling, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $16,624 company match to Pitney Bowes 401(k) Restoration Plan; for Ms. Abi-Karam, company’s actual cost for spousal travel, financial counseling, life insurance premium paid by the company, anniversary benefits payment (a defined payment due to changes in vacation plans), company match to Pitney Bowes 401(k) Plan and $12,969 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Dobson, financial counseling, life insurance premium paid by the company, and relocation payments; and for Ms. O’Meara, life insurance premium paid by the company and relocation payment.

Amounts shown for 2008 have been slightly reduced to reflect a change in how the company paid life insurance premium is calculated.

GRANTS OF PLAN-BASED AWARDS IN 2009

					Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards

		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Name	Grant Date

Murray D. Martin
(annual incentive)(1)		133,000	1,520,000	4,000,000	—	—	—	—		—
(CIU)(2)		58,781	2,375,000	8,000,000	—	—	—	—		—
(stock options)	2/9/2009	—	—	—	—	—	390,625	24.75	(3)	1,187,500	(4)
(RSUs)(5)	2/9/2009	—	—	—	—	47,980	—	—		1,187,500

Michael Monahan
(annual incentive)(1)		37,800	432,000	4,000,000	—	—	—	—		—
(CIU)(2)		13,613	550,000	8,000,000	—	—	—	—		—
(stock options)	2/9/2009	—	—	—	—	—	90,461	24.75	(3)	275,000	(4)
(RSUs)(5)	2/9/2009	—	—	—	—	11,111	—	—		275,000

Leslie Abi-Karam
(annual incentive)(1)		36,750	420,000	4,000,000	—	—	—	—		—
(CIU)(2)		13,613	550,000	8,000,000	—	—	—	—		—
(stock options)	2/9/2009	—	—	—	—	—	90,461	24.75	(3)	275,000	(4)
(RSUs)(5)	2/9/2009	—	—	—	—	11,111	—	—		275,000

David C. Dobson
(annual incentive)(1)		25,878	295,750	4,000,000	—	—	—	—		—
(CIU)(2)		8,663	350,000	8,000,000	—	—	—	—		—
(stock options)	2/9/2009	—	—	—	—	—	57,566	24.75	(3)	175,000	(4)
(RSUs)(5)(6)	2/9/2009	—	—	—	—	7,071	—	—		175,000
	11/9/2009	—	—	—	6,015	0	—	—		150,000

Vicki A. O’Meara
(annual incentive)(1)		26,250	300,000	4,000,000	—	—	—	—		—
(CIU)(2)		8,044	325,000	8,000,000	—	—	—	—		—
(stock options)	2/9/2009	—	—	—	—	—	53,454	24.75	(3)	162,500	(4)
(RSUs)(5)(6)	2/9/2009	—	—	—	—	6,566	—	—		162,500
	11/9/2009	—	—	—	5,614	0	—	—		140,000

(1)

Values in this row represent estimated future payouts for the 2009 annual incentive award. The maximum annual incentive a named executive officer could receive under the KEIP is $4,000,000 and the Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial and strategic enterprise, business unit and/or individual performance.

(2)

Values in this row represent estimated future payouts for the 2009 - 2011 CIU cycle. The maximum long-term incentive a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance.

(3)	The exercise price for each option equals the closing price for a share of the company’s common stock on the date of grant.

(4)

The Black-Scholes value for each option granted on February 9, 2009 grant date was $3.04, based on assumptions detailed in note 12 to the Company’s financial statements included in our Annual Report and Form 10-K for the year ended December 31, 2009.

(5)

The number of performance-based RSUs was based on the actual closing price on the February 9, 2009 grant date of $24.75. A performance metric tied to income from continuing operations was met as of December 31, 2009, however, the awards remain subject to forfeiture over the remaining service period.

(6)

The number of performance-based RSUs was based on the actual closing price on the November 9, 2009 grant date of $24.94. These awards are subject to the performance metric tied to 2010 income from continuing operations being met and remain subject to forfeiture over the remaining service period.

Stock Awards

•

The “Stock Awards” column in the “Summary Compensation Table” represents the value of performance-based RSUs awarded during 2009, 2008 and 2007 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Stock Awards” column in the “Grants of Plan-Based Awards in 2009” table represents the number of shares subject to performance-based RSUs granted to each named executive officer during 2009.

•

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2009” table represents the number of performance-based RSUs granted in 2009 that remain subject to the 2010 performance metric.

•

It is the company’s policy that the number of stock awards is based on the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•

In 2009, the long-term incentive program was modified to include performance-based RSUs. The performance-based RSUs have a four-year vesting schedule with the restrictions lapsing, subject to the company achieving an initial financial threshold for named executive officers, in equal 25% increments over four years after the date of grant.

• There were no restricted stock awards granted to the named executive officers in 2009.

Option Awards

•

The “Option Awards” column in the “Summary Compensation Table” represents the value of options awarded during 2009, 2008 and 2007 based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2009” table represents the number of stock options awarded to each of our named executive officers during 2009.

•

It is the company’s policy that stock options are granted only at an exercise price equal to the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•

Stock options typically have a ten-year exercise period. Nonqualified stock options granted in 2009 vest and become exercisable in equal increments over three years after the date of grant. Incentive stock options granted in 2009 vest and become exercisable three years after the date of grant. Nonqualified stock options granted prior to 2009 vest and become exercisable ratably in equal increments over the first four years following the date of grant and incentive stock options vest and become exercisable four years after the date of grant.

•

The aggregate number of shares subject to stock options granted to each named executive officer during 2009 is shown in the “Grants of Plan-Based Awards in 2009” table. The awards are nonqualified stock options and vest in equal installments over a three-year period beginning on the first anniversary of the date of grant.

Non-Equity Incentive Plan Compensation

•

The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2009, 2008 and 2007, as well as the CIUs that were earned over the three-year periods ending December 31, 2009, December 31, 2008 and December 31, 2007. The 2009 amount includes the full value of a performance award which vested in August 2009. At the time of payment, the Committee exercised its discretion to settle half of this amount in stock and the remaining half was settled in cash.

•

The non-equity incentive compensation column in the “Grants of Plan-Based Awards in 2009” table show the range of estimated possible future payouts for the 2009 annual incentive payment at varying levels of performance. They also show the range of estimated possible future payouts of the CIUs granted for the 2009-2011 cycle at varying levels of performance. The maximum annual incentive and long-term incentive a named executive officer could receive under the KEIP is $4,000,000 and $8,000,000, respectively and the Committee applies negative discretion to reduce awards such that individual payouts are in line with financial and strategic enterprise, business unit and individual performance.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

•

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown. On December 31, 2014 the qualified and nonqualified pension benefits will be frozen with no further accruals under those plans after that date.

•	The change in pension value reflects the aggregate change for both the Pension Plan and the Pitney Bowes Pension Restoration Plan.

•	Since the deferred compensation plans are tied to the returns of the investments in the 401(k) Plan, there were no above-market deferred compensation earnings.

All Other Compensation

•

The “All Other Compensation” column in the “Summary Compensation Table” consists of other amounts earned or paid to each named executive officer. Many of the benefits described in this column are available to employees other than the named executive officers.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2009 by each named executive officer. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards							Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

Murray D. Martin	2/14/2000	36,889	0		46.3841	2/13/2010	0	—		—	—	—
	10/20/2000	73,778	0		26.9932	10/19/2010	0	—		—	—	—
	2/12/2001	107,594	0		34.1074	2/11/2011	0	—		—	—	—
	2/10/2003	75,000	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	75,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	95,738	0		46.9300	2/13/2015	0	—		—	—	—
	2/14/2005	4,262	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	89,411	27,458	(4)	42.6200	2/12/2016	0	—		—	—	—
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016	0	—		—	—	—
	3/16/2007	162,074	159,873	(6)	45.4000	3/15/2017	0	—		—	—	—
	3/16/2007	0	2,202	(7)	45.4000	3/15/2017	0	—		—	—	—
	2/11/2008	150,000	447,295	(8)	36.9600	2/10/2018	0	—		—	—	—
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018	0	—		—	—	—
	2/9/2009	0	390,625	(10)	24.7500	2/8/2019	0	—		—	—	—
	2/9/2009	—	—		—	—	—	47,980	(11)	1,092,025	0	0

Michael Monahan	2/14/2000	9,223	0		46.3841	2/13/2010	0	—		—	—	—
	9/11/2000	205	0		36.4496	9/10/2010	0	—		—	—	—
	10/20/2000	12,297	0		26.9932	10/19/2010	0	—		—	—	—
	9/10/2001	6,148	0		41.8755	9/9/2011	0	—		—	—	—
	2/11/2002	6,000	0		40.6800	2/10/2012	0	—		—	—	—
	2/10/2003	15,000	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	23,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	21,738	0		46.9300	2/13/2015	0	—		—	—	—
	2/14/2005	4,262	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	21,037	4,667	(4)	42.6200	2/12/2016	0	—		—	—	—
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016	0	—		—	—	—
	2/12/2007	14,388	12,307	(12)	48.0300	2/11/2017	0	—		—	—	—
	2/12/2007	0	2,082	(13)	48.0300	2/11/2017	0	—		—	—	—
	2/11/2008	38,461	112,680	(8)	36.9600	2/10/2018	0	—		—	—	—
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018	0	—		—	—	—
	2/9/2009	0	90,461	(10)	24.7500	2/8/2019	0	—		—	—	—
	2/9/2009	—	—		—	—	—	11,111	(11)	252,886	0	0

Leslie Abi-Karam	2/14/2000	6,149	0		46.3841	2/13/2010	0	—		—	—	—
	9/10/2001	2,562	0		41.8755	9/9/2011	0	—		—	—	—
	2/11/2002	5,000	0		40.6800	2/10/2012	0	—		—	—	—
	12/9/2002	1,667	0		33.7900	12/8/2012	0	—		—	—	—
	2/10/2003	4,418	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	18,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	20,738	0		46.9300	2/13/2015	0	—		—	—	—
	2/14/2005	4,262	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	21,037	4,667	(4)	42.6200	2/12/2016	0	—		—	—	—
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016	0	—		—	—	—

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END (continued)

	Option Awards							Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

Leslie Abi-Karam (continued)	2/12/2007	14,388	12,307	(12)	48.0300	2/11/2017	0	—		—	—		—
	2/12/2007	0	2,082	(13)	48.0300	2/11/2017	0	—		—	—		—
	2/11/2008	38,461	112,680	(8)	36.9600	2/10/2018	0	—		—	—		—
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018	0	—		—	—		—
	2/9/2009	0	90,461	(10)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	11,111	(11)	252,886	0		0
David C. Dobson	8/27/2008	22,052	66,156	(14)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	2,948	8,844	(15)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	—	—		—	—	0	5,000	(16)	113,800	0		0
	2/9/2009	0	57,566	(10)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	7,071	(11)	160,936	0		0
	11/9/2009	—	—		—	—	—	0		0	6,015	(17)	136,901
Vicki A. O’Meara	8/27/2008	9,552	28,656	(14)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	2,948	8,844	(15)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	—	—		—	—	—	5,000	(16)	113,800	0		0
	2/9/2009	0	53,454	(10)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	6,566	(11)	149,442	0		0
	11/9/2009	—	—		—	—	—	0		0	5,614	(17)	127,775

(1)

These columns represent the total number of securities underlying unexercised options, both exercisable and unexercisable, that were outstanding at the end of 2009. The number of shares subject to the options has been adjusted to reflect the spin-off of Imagistics International Inc. in 2001.

(2)	This column represents the amount of appreciation on the unexercisable and the exercisable options which have not yet been realized. None of the options currently outstanding are in-the-money.

(3)	These amounts were calculated based on the closing price of the company’s common stock of $22.76 per share on December 31, 2009.

(4)	These awards represent nonqualified stock options that vest at the rate of 25% per year, with a remaining vesting date of February 13, 2010.

(5)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 13, 2010.

(6)	These awards represent nonqualified stock options that vest at the rate of 25% per year, with vesting dates of March 16, 2010 and March 16, 2011.

(7)	These awards represent ISOs that vest 100% after four years, with a vesting date of March 16, 2011.

(8)	These awards represent nonqualified stock options that vest at the rate of 25% per year, with vesting dates of February 11, 2010, February 11, 2011, and February 11, 2012.

(9)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 11, 2012.

(10)	These awards represent nonqualified stock options that vest equal amounts on February 9, 2010, February 9, 2011, and February 9, 2012.

(11)

These awards represent performance-based RSUs that vest at the rate of 25% per year, with vesting dates of February 2, 2010, February 1, 2011, February 7, 2012 and February 5, 2013. A performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining service period.

(12)	These awards represent nonqualified stock options that vest at the rate of 25% per year, with remaining vesting dates of February 12, 2010 and February 12, 2011.

(13)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 12, 2011.

(14)	These awards represent nonqualified stock options that vest at the rate of 25% per year, with remaining vesting dates of August 27, 2010, August 27, 2011, and August 27, 2012.

(15)	These awards represent ISOs that vest at the rate of 25% per year, with remaining vesting dates of August 27, 2010, August 27, 2011, and August 27, 2012.

(16)

These awards represent performance-based restricted stock shares that vest 100% after three years, with a vesting date of August 27, 2011. A performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining service period.

(17)

These awards represent performance-based RSUs that will vest 100% on February 5, 2013, provided the performance metric tied to 2010 income from continuing operations has been met. These awards remain subject to forfeiture over the remaining service period.

OPTION EXERCISES AND STOCK VESTED DURING 2009 FISCAL YEAR

None of our named executive officers exercised stock options during 2009. None of the shares of unvested company stock held by our named executive officers vested during 2009.

Pension Benefits

The following table provides information regarding pension payments to the named executive officers. It includes data regarding the Pitney Bowes Pension Plan and Pension Restoration Plan. The Pitney Bowes Pension Plan is a qualified defined benefit pension plan for U.S. employees. U.S. named executive officers hired prior to January 1, 2005 are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. named executive officers who participate in the Pitney Bowes Pension Plan are also eligible to participate in the Pension Restoration Plan, a nonqualified deferred compensation plan, which provides eligible employees with compensation greater than the $245,000 limit for 2009 and those employees who defer portions of their compensation with benefits based on the same formula used under the qualified plan. The Pension Restoration Plan is offered to approximately 300 of our current active employees to provide for retirement benefits above amounts available under the tax-qualified Pension Plan. Pitney Bowes does not grant extra years of credited service under its pension plans. Payments under the nonqualified Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our Pension Plan in the absence of IRS limits on compensation and benefits as applied to qualified plans, and the amount actually paid under our Pension Plan. The Pitney Bowes Pension Restoration Plan, which is a nonqualified deferred compensation plan, does not include special provisions, such as above-market interest rates.

All of the eligible named executive officers are fully vested in their pension benefit.

On December 31, 2014 the qualified and nonqualified pension benefits will be frozen with no further accruals under those plans after that date.

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2009, for the named executive officers under the various Pitney Bowes pension plans based on years of service and covered earnings (as described below) considered by the plans for the period through December 31, 2009. The present value has been calculated based on benefits payable that would commence when the executive reaches age 65, and that benefit is payable consistent with the assumptions as described in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

PENSION BENEFITS AS OF DECEMBER 31, 2009(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)

Murray D. Martin(3)	Pitney Bowes Pension Plan	22.4	529,900
Murray D. Martin	Pitney Bowes Pension Restoration Plan	22.4	4,451,009
Michael Monahan	Pitney Bowes Pension Plan	21.6	202,383
Michael Monahan	Pitney Bowes Pension Restoration Plan	21.6	558,409
Leslie Abi-Karam	Pitney Bowes Pension Plan	25.9	289,174
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	25.9	786,261

(1)	Mr. Dobson and Ms. O’Meara are omitted from this table since they are not pension plan participants.

(2)

Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named officer are detailed in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009. In addition, the mortality table used was UP94G.

(3)	Mr. Martin is currently eligible for early retirement. If Mr. Martin were to have retired on December 31, 2009, the present value of the pension benefit payable would have been $5,485,479.

The material terms of the U.S. Pension and Pension Restoration plans are summarized below:

•	Employees hired prior to January 1, 2005 are eligible to participate.

•	Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service.

•	The vesting period is three years.

•

For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock, RSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•

The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Two of our named executive officers, Mr. Martin, and Ms. Abi-Karam, are among those Pension Plan participants who are eligible to receive “transition credits.”

•

The maximum benefit accrual under the Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

•	The distribution options under the Pension Restoration Plan are designed to comply with the requirements of Internal Revenue Code Section 409A.

•	In the event of a named executive officer’s involuntary termination without cause the calculation of benefits also includes target bonus.

•	The company has not provided extra years of credited services to any of the named executive officers.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a nonqualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a nonqualified deferred compensation plan where certain employees may defer their incentives and salary). Eligibility for both of these plans is limited to U.S. employees. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan, which we refer to as the DISP, are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established or segregation of assets made to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. There is a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Murray D. Martin
401(k) Restoration Plan	—	46,067	20,119	0	372,097
Deferred Incentive Savings Plan	125,000	—	104,246	0	863,331

Michael Monahan
401(k) Restoration Plan	—	16,624	(2,801)	0	82,472
Deferred Incentive Savings Plan	25,000	—	156,530	0	664,472

Leslie Abi-Karam
401(k) Restoration Plan	—	12,969	(7,665)	0	74,078
Deferred Incentive Savings Plan	35,000	—	1,155	0	68,426

(1)	Amounts in this column represent a portion of the 2008 annual incentives paid in 2009 deferred under the DISP.

(2)

Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2008 and credited under the 401(k) Restoration Plan in 2009. These amounts are also included in the All Other Compensation column of the Summary Compensation Table for each of the named officers.

(3)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the DISP. These earnings are not included in the Summary Compensation Table.

(4)

Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the DISP. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $167,727 for Mr. Martin, $35,495 for Mr. Monahan, and $33,972 for Ms. Abi-Karam. The aggregate balance for the DISP includes amounts previously reported as non-equity incentive plan compensation in the Summary Compensation Table as follows: $265,000 for Mr. Martin, $149,800 for Mr. Monahan and $27,000 for Ms. Abi-Karam.

The material terms of the Pitney Bowes 401(k) Restoration Plan are summarized below:

•

The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

•

For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock, performance-based RSUs, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum to the 401(k) Plan to be eligible for the company match in the 401(k) Restoration Plan.

•

Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. Messrs. Martin, and Monahan and Ms. Abi-Karam are fully vested in their accounts. Since they had not satisfied the service requirements Mr. Dobson and Ms. O’Meara were not eligible to receive a company match for 2008 earnings.

•	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

•	Effective May 1, 2009 the company match under the 401(k) Restoration Plan was suspended.

The material terms of the Deferred Incentive Savings Plan (DISP) are summarized below:

•	Mr. Dobson and Ms. O’Meara were not participants in the DISP in 2009.

•	The DISP allows deferral of up to 100% of annual incentives and cash long-term incentives. Base salary deferral is permissible only for certain key employees.

•	Employees must be “highly-compensated employees” as defined in the DISP in order to participate in this plan.

•	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code:

	–	Termination/Death/Disability — a lump sum payment is made one month after termination including termination for disability and within 90 days after death.

–	Retirement — payment is made in accordance with the payment election in effect for the account beginning after termination.

–	Change of Control — payment is made in a lump sum.

–	Unforeseeable Emergency — plan permits withdrawals with appropriate verification.

–	In-Service Payments — payments are made immediately after the deferral dates selected.

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are identical to those in the Pitney Bowes 401(k) Plan. These investment options provide participants with an opportunity to invest in Pitney Bowes stock and a variety of bond funds, money market funds and blended funds. Each employee notionally selects his or her investment options and can change these at any time by accessing his or her account on the Internet. These investments are tracked in “phantom” accounts. All investment gains and losses in a participant’s account under the Pitney Bowes 401(k) Restoration Plan and the DISP are entirely based upon the investment selections made by the participant. Effective May 1, 2009 the maximum company match in the 401(k) Plan was reduced from 4% to 1½% of eligible compensation and the company match in the 401(k) Restoration Plan was suspended.

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2009, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a change of control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $22.76, the closing price of the company’s common stock on December 31, 2009. All payments are payable by the company in a lump-sum unless otherwise noted. The terms of these benefits are described in the notes and narrative following the tables.

These benefits are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

As discussed above under the section entitled “Deferred Compensation” some of the named executive officers participate in the company’s nonqualified deferred compensation plans. The last column of the “Nonqualified Deferred Compensation for 2009” table on page 46 reports each named executive officer’s aggregate balance at the company’s fiscal year-end. In the event of termination of employment, the named executive officers are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the named executive officers will differ from those shown in the “Nonqualified Deferred Compensation for 2009” table on page 46. See the narrative accompanying that table for information on available types of distributions under the plans.

POST-TERMINATION PAYMENTS
MURRAY D. MARTIN(1)

	Early Retirement ($)		Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	—		411,058 - 4,940,000	(3)	5,538,000	(4)	—		—

Annual Incentive	937,200	(5)	937,200	(5)	1,520,000	(6)	937,200	(5)	937,200	(5)

CIUs
2007-2009 cycle	1,580,000	(7)	1,580,000	(7)	1,580,000	(8)	1,580,000	(7)	1,580,000	(7)
2008-2010 cycle	1,700,000	(9)	1,700,000	(9)	2,550,000	(8)	1,700,000	(9)	1,700,000	(9)
2009-2011 cycle	791,667	(9)	791,667	(9)	2,375,000	(8)	791,667	(9)	791,667	(9)

Stock Options Accelerated(10)	0		0		0		0		0

Restricted Stock Units Accelerated(11)	0		0		1,092,025		1,092,025		1,092,025

Performance Award Accelerated	84,313	(12)	84,313	(12)	337,250	(13)	84,313	(12)	84,313	(12)

Incremental Pension Benefit	—		0 - 2,958,890	(14)	1,055,012	(15)	—		—

Medical & other benefits(16)	—		—		90,975		—		—

Financial Counseling	—		0 - 15,000		—		—		—

Life insurance (1x base salary)	—		—		—		950,000		—

Tax-gross up(17)	—		—		4,601,151		—		—

Total	5,093,180		5,504,238 - 13,007,070		20,739,413		7,135,205		6,185,205

(1)	All data is shown assuming termination on December 31, 2009.

(2)

Ranges represent variance between Mr. Martin’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 53.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Martin would receive a minimum of 22.5 weeks of base salary if he were terminated involuntarily and not for cause. Under our enhanced severance policy, Mr. Martin could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2009. Annual incentive award used is the average incentive earned for service in 2006, 2007 and 2008.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2009. This amount was paid in February 2010 under the normal distribution of annual incentives. Since Mr. Martin is eligible for early retirement this payment is not subject to reduction.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

CIUs for 2007-2009 cycles are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs.

(8)

CIUs for 2007-2009 cycle are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs. CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period. Since Mr. Martin is eligible for early retirement, payments for the CIUs for the 2009 - 2011 cycle are prorated.

(10)	Upon certain termination events vesting of options is accelerated and the options remain exercisable for the remainder of the term. There were no in-the-money unvested options as of December 31, 2009.

(11)	All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Outstanding 2008 performance award is prorated based upon time worked during remaining vesting period.

(13)	Outstanding 2008 performance award shown at targeted amount which is 100% of the remaining value of the performance award.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credit for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 54.

POST-TERMINATION PAYMENTS
MICHAEL MONAHAN(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	228,462 - 1,944,000	(3)	2,441,391	(4)	—		—

Annual Incentive	0 - 313,500	(5)	432,000	(6)	313,500	(5)	313,500	(5)

CIUs

2007-2009 cycle	0 - 158,000	(7)	158,000	(8)	158,000	(7)	158,000	(7)

2008-2010 cycle	0 - 333,333	(9)	500,000	(8)	333,333	(9)	333,333	(9)

2009-2011 cycle	0	(9)	550,000	(8)	183,333	(9)	183,333	(9)

Stock Options Accelerated(10)	0		0		0		0

Restricted Stock Units Accelerated(11)	0		252,886		252,886		252,886

Performance Award Accelerated	26,625	(12)	106,500	(13)	26,625	(12)	26,625	(12)

Incremental Pension Benefit	0 - 392,666	(14)	134,863	(15)	—		—

Medical & other benefits(16)	—		91,730		—		—

Financial Counseling	0 - 15,000		—		—		—

Life insurance (1x base salary)	—		—		540,000		—

Tax-gross up(17)	—		1,671,173		—		—

Total	255,087 - 3,183,124		6,338,543		1,807,677		1,267,677

(1)	All data is shown assuming termination on December 31, 2009.

(2)

Ranges represent variance between Mr. Monahan’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 53.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Monahan would receive a minimum of 22 weeks of base salary if he were terminated involuntarily and not for cause. Under our enhanced severance policy, Mr. Monahan could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2009. Annual incentive award used is the average incentive earned for service in 2006, 2007 and 2008.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2009. This amount was paid in February 2010 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

CIUs for 2007-2009 cycles are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs.

(8)

CIUs for 2007-2009 cycle are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs. CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for CIUs for the 2009-2011 cycle since the award has been outstanding for less than one year.

(10)	Upon certain termination events vesting of options is accelerated and the options remain exercisable for the remainder of the term. There were no in-the-money unvested options as of December 31, 2009.

(11)	All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Outstanding 2008 performance award is prorated based upon time worked during remaining performance period.

(13)	Outstanding 2008 performance award shown at targeted amount which is 100% of the remaining value of the performance award.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credit for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 54.

POST-TERMINATION PAYMENTS
LESLIE ABI-KARAM(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	262,500 - 1,890,000	(3)	2,370,413	(4)	—		—

Annual Incentive	0 - 256,200	(5)	420,000	(6)	256,200	(5)	256,200	(5)

CIUs

2007-2009 cycle	0 - 158,000	(7)	158,000	(8)	158,000	(7)	158,000	(7)

2008-2010 cycle	0 - 333,333	(9)	500,000	(8)	333,333	(9)	333,333	(9)

2009-2011 cycle	0	(9)	550,000	(8)	183,333	(9)	183,333	(9)

Stock Options Accelerated(10)	0		0		0		0

Restricted Stock Units Accelerated(11)	0		252,886		252,886		252,886

Performance Award Accelerated	26,625	(12)	106,500	(13)	26,625	(12)	26,625	(12)

Incremental Pension Benefit	0 - 470,251	(14)	192,535	(15)	—		—

Medical & other benefits(16)	—		91,103		—		—

Financial Counseling	0 - 15,000		—		—		—

Life insurance (1x base salary)	—		—		525,000		—

Tax-gross up(17)	—		1,636,731		—		—

Total	289,125 - 3,149,409		6,278,168		1,735,377		1,210,377

(1)	All data is shown assuming termination on December 31, 2009.

(2)

Ranges represent variance between Ms. Abi-Karam’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 53.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Ms. Abi-Karam would receive a minimum of 26 weeks of base salary if she were terminated involuntarily and not for cause. Under our enhanced severance policy, Ms. Abi-Karam could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2009. Annual incentive award used is the average incentive earned for service in 2006, 2007 and 2008.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2009. This amount was paid in February 2010 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

CIUs for 2007-2009 cycles are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs.

(8)

CIUs for 2007-2009 cycle are valued at $0.79 per unit based upon actual achievement of performance metrics for the 2007-2009 cycle. This amount was paid in February 2010 under the normal distribution of CIUs. CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2008-2010 and 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for CIUs for the 2009-2011 cycle since the award has been outstanding for less than one year.

(10)	Upon certain termination events vesting of options is accelerated and the options remain exercisable for the remainder of the term. There were no in-the-money unvested options as of December 31, 2009.

(11)	All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Outstanding 2008 performance award is prorated based upon time worked during remaining performance period.

(13)	Outstanding 2008 performance award shown at targeted amount which is 100% of the remaining value of the performance award.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credit for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 54.

POST-TERMINATION PAYMENTS
DAVID C. DOBSON(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	17,500 - 1,501,500	(3)	2,565,000	(4)	—		—

Annual Incentive	0 - 180,400	(5)	295,750	(6)	180,400	(5)	180,400	(5)

CIUs

2007-2009 cycle(7)	—		—		—		—

2008-2010 cycle(7)	—		—		—		—

2009-2011 cycle	0	(9)	350,000	(8)	116,667	(9)	116,667	(9)

Stock Options Accelerated(10)	0		0		0		0

Restricted Stock Accelerated(11)	0		113,800		113,800		113,800

Restricted Stock Units Accelerated(12)	0		297,837		297,837		297,837

Performance Award Accelerated	13,313	(13)	53,250	(14)	13,313	(13)	13,313	(13)

Incremental Pension Benefit(15)	—		—		—		—

Medical & other benefits(16)	—		86,371		—		—

Financial Counseling	0 - 15,000		—		—		—

Life insurance (1x base salary)	—		—		455,000		—

Tax-gross up(17)	—		1,329,442		—		—

Total	30,813 - 1,710,213		5,091,450		1,177,017		722,017

(1)	All data is shown assuming termination on December 31, 2009.

(2)

Ranges represent variance between Mr. Dobson’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 53.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Dobson would receive a minimum of 2 weeks of base salary if he were terminated involuntarily and not for cause. Under our enhanced severance policy, Mr. Dobson could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2009. Annual incentive award used is the annualized 2008 incentive award paid in 2009 since his employment commenced mid-year 2008.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2009. This amount was paid in February 2010 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)	Mr. Dobson was not eligible for the 2007-2009 and 2008 - 2010 CIU cycles.

(8)	CIUs for the 2009-2011 cycle are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for the 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of the cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for CIUs for the 2009-2011 cycle since the award has been outstanding for less than one year.

(10)	Upon certain termination events vesting of options is accelerated and the options remain exercisable for the remainder of the term. There were no in-the-money unvested options as of December 31, 2009.

(11)	All restrictions on performance-based restricted stock lapse immediately upon death, disability, or change in control with termination.

(12)	All restrictions on performance-based RSUs lapse immediately upon termination due to death, disability, or change in control.

(13)	Outstanding 2008 performance award is prorated based upon time worked during remaining vesting period.

(14)	Outstanding 2008 performance award shown at targeted amount which is 100% of the remaining value of the performance award.

(15)	Mr. Dobson is not a pension plan participant.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 54.

POST-TERMINATION PAYMENTS
VICKI A. O’MEARA(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	19,231 - 1,600,000	(3)	2,323,515	(4)	—		—

Annual Incentive	0 - 183,000	(5)	300,000	(6)	183,000	(5)	183,000	(5)

CIUs

2007-2009 cycle(7)	—		—		—		—

2008-2010 cycle(7)	—		—		—		—

2009-2011 cycle	0	(9)	325,000	(8)	108,333	(9)	108,333	(9)

Stock Options Accelerated(10)	0		0		0		0

Restricted Stock Accelerated(11)	0		113,800		113,800		113,800

Restricted Stock Units Accelerated(12)	0		277,217		277,217		277,217

Performance Award Accelerated	8,875	(13)	35,500	(14)	8,875	(13)	8,875	(13)

Incremental Pension Benefit(15)	—		—		—		—

Medical & other benefits(16)	—		86,698		—		—

Financial Counseling	0 - 15,000		—		—		—

Life insurance (1x base salary)	—		—		500,000		—

Tax-gross up(17)	—		1,106,590		—		—

Total	28,106 - 1,806,875		4,568,320		1,191,225		691,225

(1)	All data is shown assuming termination on December 31, 2009.

(2)

Ranges represent variance between Ms. O’Meara’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 53.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Ms. O’Meara would receive a minimum of 2 weeks of base salary if she were terminated involuntarily and not for cause. Under our enhanced severance policy, Ms. O’Meara could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2009. Annual incentive award used is the annualized 2008 incentive award paid in 2009 since her employment commenced mid-year 2008.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2009. This amount was paid in February 2010 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)	Ms. O’Meara was not eligible for the 2007-2009 and 2008 - 2010 CIU cycles.

(8)	CIUs for the 2009-2011 cycle are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for the 2009-2011 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of the cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for CIUs for the 2009-2011 cycle since the award has been outstanding for less than one year.

(10)	Upon certain termination events vesting of options is accelerated and the options remain exercisable for the remainder of the term. There were no in-the-money unvested options as of December 31, 2009.

(11)	All restrictions on performance-based restricted stock lapse immediately upon death, disability, or change in control with termination.

(12)	All restrictions on performance-based RSUs lapse immediately upon termination due to death, disability, or change in control.

(13)	Outstanding performance award is prorated based upon time worked during remaining vesting period.

(14)	Outstanding 2008 performance award shown at targeted amount which is 100% of the remaining value of the performance award.

(15)	Ms. O’Meara is not a pension plan participant.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 54.

Explanation of Benefits Payable Upon Various Termination Events

Change in Responsibilities

In the event that a diminution in the responsibilities of Messrs. Martin, Monahan, Dobson, or Mmes. Abi-Karam and O’Meara were determined to be a constructive termination, or the equivalent of materially changing the executive’s position, these named executive officers would receive the separation benefits set forth under the column entitled “Involuntary Not for Cause Termination” in each executive’s “Post-Termination Payments” table.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the named executive officers.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. As of the date of this proxy, Mr. Martin is currently eligible for early retirement. Early retirement entitles named executive officers to the following upon termination:

•	A prorated annual incentive award.

•	Prorated CIU payments at the end of each three-year cycle.

•	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term.

•	The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

•	2008 cash performance awards prorated based on full months worked during vesting period.

Normal Retirement

None of the named executive officers are eligible for normal retirement at this time.

Involuntary/Not for Cause Termination

The company maintains a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a change of control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause (defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company) as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, the company may offer enhanced severance payments. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.

     Basic Severance

•	The basic severance benefit is one week of salary per year of service.

     Enhanced Severance

The company may offer enhanced severance to executives upon termination, conditioned upon signing a waiver and release, which could include the following payments:

•

Severance pay based on an employee’s years of service and level within the company up to a maximum of two years of pay, less any basic severance. All named executive officers would be eligible for two years of pay, which includes current base salary plus current target annual incentive.

•	A prorated annual incentive award.

•	CIUs outstanding for one year from the date of grant are prorated and payments are calculated and paid at the end of each three-year cycle.

•	Any stock options and RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period.

•	The board of directors has the discretion to accelerate vesting of restricted stock and RSUs that would otherwise be forfeited.

•	2008 cash performance awards prorated based on full months worked during vesting period.

•	Pension benefit calculation includes service credit and earnings during the severance period.

•	Financial counseling will continue through the severance period.

•	Outplacement services.

Termination for Cause or Gross Misconduct

•	Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the named executive officers.

Death

The named executive officer’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award.

•	Prorated CIU payments calculated through the date of death at the end of each three-year cycle.

•	All stock options will vest upon death. The named executive officer’s beneficiary can exercise stock options during the remaining term of the grant.

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed.

•	2008 cash performance awards prorated based on full months worked during vesting period.

•	Life insurance of one times base salary for U.S. executives.

Disability

The named executive officers would be entitled to the following upon termination for disability:

•	A prorated annual incentive award.

•	Prorated CIU payments at the end of each three-year cycle.

•	All stock options and RSUs will vest upon disability. Stock options can be exercised during the remaining term of the grant.

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed.

•	2008 cash performance awards prorated based on full months worked during vesting period.

Change of Control Arrangements

Set forth below is a summary of certain change of control arrangements maintained by the company. Under the company’s change of control arrangements, a “change of control” is defined as:

•	the acquisition of 20% or more of the company’s common stock or 20% or more of the combined voting power of the company’s voting securities by an individual, entity or group;

•	the replacement of a majority of the board other than by approval of the incumbent board;

•	the consummation of a reorganization, merger, or consolidation where greater than 50% of the company’s common stock and voting power changes hands; or

•	the approval by stockholders of the liquidation or dissolution of the company.

Upon a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a change of control each of the named executive officers is entitled to the following:

•	A payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years.

•	A prorated annual incentive award based on the participant’s current annual incentive target.

•	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value at the end of the cycle, or upon termination if earlier.

•

The Pitney Bowes Inc. 2007 Stock Plan provides that all stock options, restricted stock and RSUs will vest upon the employee’s termination and stock options can be exercised during their remaining term.

•	2008 cash performance awards paid at target value upon termination prior to vesting date.

•	Only age and service credits, not earnings, are included in the pension calculation for the associated severance period.

•	Health and welfare benefits for the executive and his or her dependents for a three-year period.

•	Outplacement services.

•

A tax gross-up covering all additional taxes due (e.g., excise, income, employment taxes) to U.S. employees if an excise tax is due on the parachute payments. However, there is a provision that allows the severance payments to be reduced if the parachute value is within 110% of the safe-harbor amount, and therefore no tax gross-up would then be payable.

A change of control without termination entitles named executive officers to have their stock options and shares of restricted stock granted to them under the 2002 Stock Plan to vest immediately. These stock options are exercisable during the remainder of their term. As of December 31, 2009, none of the named executive officers held in-the-money unvested stock options or restricted stock under the 2002 Stock Plan.

Internal Revenue Code Section 409A

The Company’s benefits arrangements are intended to comply with Code Section 409A. In that regard, “Key Employees” as defined in Code Sections 409A and 416 may have certain payments delayed until six months after the employee terminates employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

(This Page Is Intentionally Left Blank)

Annex A

Proposed Changes to Relevant Sections of Restated Certificate of Incorporation

Seventh:-

PROVISIONS RELATING TO THE BOARD OF DIRECTORS

(a)

Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. Commencing with the annual meeting of stockholders in 2011, ~~The~~ the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that Directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders, Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, and Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders. ~~classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~

(b)	Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

(c)

Newly created directorship and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and~~ until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)

Removal. Subject to the rights of any class of series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(e)

Amendment, repeal, etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.

A-1

Proposed Changes to Relevant Sections of Amended and Restated By-laws

ARTICLE II
BOARD OF DIRECTORS

Section 1. Powers of Board. The business of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. Commencing with the 2011 annual meeting of stockholders, t~~T~~he Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that Directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders, Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, and Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders. ~~classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1985, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, with each class to hold office until its successor is elected and qualified at each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~

Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in Article II, Section 6 of these By-laws.

Section 4. Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and~~ until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 5. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

A-2

DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue through two traffic lights and two stop signs. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the fifth traffic light, turn left onto Washington Boulevard. Continue through three traffic lights and two stop signs. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This Proxy Statement is printed entirely on recycled and recyclable paper.	AD11997

PITNEY BOWES INC.
1 ELMCROFT ROAD
STAMFORD, CT 06926-0700
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M22438-P92211 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.
The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain

	1a.	Linda G. Alvarado	☐	☐	☐

	1b.	Ernie Green	☐	☐	☐

	1c.	John S. McFarlane	☐	☐	☐

	1d.	Eduardo R. Menascé	☐	☐	☐

2.	Ratification of Independent Accountants for 2010.		☐	☐	☐

3.	Amendment of the Restated Certificate of Incorporation (“Certificate”) and Amended and Restated By-laws (“By-laws”) to Provide for the Annual Election of Directors.		☐	☐	☐

4.	Consideration of a Stockholder Proposal.		☐	☐	☐

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2010 Annual Meeting of
Pitney Bowes Stockholders
May 10, 2010 - 9:00 a.m. Local Time
Pitney Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K are available at www.proxyvote.com.

M22439-P92211

Proxy Solicited on Behalf of Pitney Bowes Board of Directors Annual Meeting of Stockholders May 10, 2010

Murray D. Martin, Michael Monahan, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 10, 2010, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the Trustee to vote as indicated on the reverse side, all Pitney Bowes common stock allocated to his or her account, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 10, 2010.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 through 4 (unless otherwise directed). If no proxy card is received or a properly signed proxy card is returned without choices marked, the Plans shares represented by the proxy card will be voted with respect to Items 1 through 4 in the same proportion indicated by the properly executed voting instructions given by participants in the Plans (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side